EXHIBIT 10.1

CREDIT AGREEMENT

among

ENTRAVISION COMMUNICATIONS CORPORATION

THE LENDERS PARTIES HERETO,

UNION BANK OF CALIFORNIA, N.A.

As Co-Lead Arranger, Joint Book Manager and Administrative Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.

As Co-Lead Arranger, Joint Book Manager and Syndication Agent

and

HARRIS NESBITT,

SUNTRUST BANK

WACHOVIA BANK, NATIONAL ASSOCIATION

As Documentation Agents

Dated as of August 24, 2004

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3.15	ERISA Compliance.	53
3.16	Environmental Compliance.	54
3.17	Federal Regulations	55
3.18	Fees and Commissions	55
3.19	Solvency	55
3.20	FCC-Related Representations	55
3.21	Investment Company Act; Other Regulations	56
3.22	Copyright Act Requirements	56
3.23	Nature of Business	57
3.24	Ranking of Loans	57
3.25	Condemnation	57
3.26	Outdoor Licenses	57
3.27	Patriot Act	57

SECTION 4.	CONDITIONS PRECEDENT	58
4.1	Conditions to Closing Date	58
4.2	Conditions to Incremental Loans	60
4.3	Conditions to Each Loan or Letter of Credit	61

SECTION 5.	AFFIRMATIVE COVENANTS	62
5.1	Financial Statements	62
5.2	Certificates; Other Information	63
5.3	Payment of Obligations	65
5.4	Conduct of Business and Maintenance of Existence	65
5.5	Maintenance of Property; Insurance	65
5.6	Inspection of Property; Books and Records; Discussions	66
5.7	Environmental Laws	66
5.8	Use of Proceeds	67
5.9	Compliance With Laws, Etc	67
5.10	Media Licenses	68
5.11	Guarantees, Etc	68
5.12	License Subsidiaries	69
5.13	Interest Rate Protection	69
5.14	Acquisition of Real Property in Fee Simple	69
5.15	Leases and Licenses	69
5.16	Lease and License Approvals	69
5.17	Notices	70
5.18	Additional Material Contracts	70
5.19	Post-Closing Deliveries	70

SECTION 6.	NEGATIVE COVENANTS	71
6.1	Financial Condition Covenants	71
6.2	Limitation on Indebtedness	72
6.3	Limitation on Liens	74
6.4	Limitation on Fundamental Changes	75
6.5	Limitation on Sale of Assets, Etc	76
6.6	Limitation on Dividends, Equity Offerings	76

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6.7	Limitation on Investments, Loans and Advances	77
6.8	Limitation on Modifications of Certain Documents and Instruments	78
6.9	Transactions with Affiliates	79
6.10	Fiscal Year	79
6.11	Sale-Leaseback Transactions	79
6.12	Unfunded Liabilities	79
6.13	Management Fees	79
6.14	Dividend and Other Payment Restrictions Affecting Subsidiaries	79

SECTION 7.	EVENTS OF DEFAULT	81

SECTION 8.	THE AGENT	84
8.1	Appointment	84
8.2	Delegation of Duties	84
8.3	Exculpatory Provisions	84
8.4	Reliance by the Agent	85
8.5	Notice of Default	85
8.6	Non-Reliance on the Agent and Other Lenders	85
8.7	Indemnification	86
8.8	The Agent in Its Individual Capacity	86
8.9	Successor Agent	87
8.10	Duties of Co-Agents	87

SECTION 9.	MISCELLANEOUS	87
9.1	Amendments and Waivers	87
9.2	Notices	88
9.3	No Waiver; Cumulative Remedies	89
9.4	Survival of Representations and Warranties	89
9.5	Payment of Expenses and Taxes	89
9.6	Successors and Assigns; Participations; Purchasing Lenders.	90
9.7	Adjustments; Set-Off.	93
9.8	Counterparts	94
9.9	Severability	94
9.10	Integration	94
9.11	GOVERNING LAW	94
9.12	Consent to Jurisdiction; Waiver of Jury Trial	95
9.13	Acknowledgements	95
9.14	Headings	95
9.15	Copies of Certificates, Etc	95
9.16	Publicity	96
9.17	Confidentiality	96
9.18	Release of Collateral and Guarantees	96
9.19	Patriot Act	97

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Exhibits

A-1	Form of Revolving Note
A-2	Form of Multiple-Draw Term Note
A-3	Form of Term B Note
A-4	Form of Incremental Note
B	Form of Assignment and Acceptance
C	Form of No Default/Representation Certificate
D	Form of Covenant Compliance Certificate
E	Form of Continuation Notice
F	Form of Letter of Credit Request
G	Form of Excess Cash Flow Certificate
H	Form of Activation Notice
I	Form of Borrowing Notice

Schedules

1A	Lender Commitments
1B	Existing Letters of Credit
3.1	Good Standing/Foreign Qualification Jurisdictions
3.2	Missing Consents
3.5A	Real Property Interests
3.5B	Operating Names/Trade Names
3.6A	Capital Structure/Equity Ownership
3.6B	Equityholder Agreements
3.7	Subsidiaries, Affiliates and Investments
3.8	Material Contracts
3.9	Media Licenses
3.10	Taxes and Assessments
3.11	Material Litigation
3.12	Deviations from GAAP
3.18	Fees and Commissions
3.20(a)	Pending FCC Applications, Complaints, Investigations, Etc.
3.20(c)	Signal Interference
3.20(f)	Digital Television Migration
6.2	Permitted Additional Indebtedness
6.3	Permitted Additional Liens
6.7	Permitted Additional Investments

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of August 24, 2004, among (1) ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation (the “Borrower”), (2) the several banks and other lenders from time to time parties to this Agreement (the “Lenders”), (3) UNION BANK OF CALIFORNIA, N.A., as Administrative Agent for the Lenders hereunder (in such capacity, the “Agent”), (4) UNION BANK OF CALIFORNIA, N.A., as Co-Lead Arranger and Joint Book Manager, (5) GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Co-Lead Arranger and Joint Book Manager and (6) HARRIS NESBITT, SUNTRUST BANK and WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agents.

RECITALS

The Borrower has requested that the Lenders make available to it the credit facilities described herein and the Lenders have agreed, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accountants”: McGladrey & Pullen, LLP, or such other firm of independent certified public accountants of recognized national standing as shall be selected by the Borrower and reasonably satisfactory to the Agent.

“Activation Date”: with respect to any Activation Notice presented hereunder, the date set forth therein as the effective date of the portion of the Aggregate Incremental Loan Commitment to be activated pursuant thereto, which date must be during the period from and including the Closing Date to but excluding August 24, 2006.

“Activation Notice”: a notice given by the Borrower and each Incremental Loan Lender to the Agent, substantially in the form of Exhibit H.

“Acquisitions”: the acquisition of (including by means of an Asset Swap), or investment in, in each case by the Borrower or its Subsidiaries and as permitted by Section 6.7: (i) radio, television and outdoor advertising properties, each located in the United States, (ii) Other Media-Related Businesses and (iii) radio or television properties located in Mexico, provided that, with respect to this clause (iii), the sum of (A) the aggregate Consideration for all such Acquisitions consummated on or after the Closing Date and (B) the aggregate amount invested on or after the Closing Date in Subsidiaries holding such properties pursuant to Section 6.7(b) shall not exceed the Applicable Mexican Investment Amount.

As used herein, “Applicable Mexican Investment Amount” means, as of any date of determination, the applicable amount (the “Maximum Amount”) set forth below based on the Maximum Total Debt Ratio as of the Borrower’s most-recently ended fiscal quarter:

Maximum Total Debt Ratio	Maximum Amount
Greater than 6.0 to 1.0	$50,000,000
Less than or equal to 6.0 to 1.0, but greater than 5.0:1.0	$75,000,000
Less than or equal to 5.0 to 1.0, but greater than 4.0:1.0	$100,000,000
Less than or equal to 4.0 to 1.0	$125,000,000

provided, that (i) in the event that a decrease in the Maximum Total Debt Ratio causing an increase in the Maximum Amount is followed by an increase in the Maximum Total Debt Ratio resulting in a lower Maximum Amount, in each case in accordance with the table set forth above, in no event shall an Acquisition or investment in Mexico already consummated in accordance with the higher Maximum Amount then be deemed to be in violation of this Agreement and (ii) the Maximum Amount shall not include the Borrower’s investments in Mexico existing immediately prior to the Closing Date.

“Affiliate”: as to any Person, (a) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a). For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote securities having 5% or more of the ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. As used with respect to any Lender, “Affiliate” shall include any Approved Fund of such Lender.

“Affiliation Agreements”: each Master Affiliation Agreement and any additional or replacement affiliation or similar agreement between the Borrower or any Subsidiary and Univision or TeleFutura (which additional or replacement agreements shall be substantially in the form of the Master Affiliation Agreements existing on the Closing Date, or in such other form as shall be reasonably satisfactory to the Lead Arrangers), or between the Borrower or any Subsidiary and another network or programmer, or between the licensee of any broadcast station subject to a Program Services Agreement and Univision or TeleFutura (which Affiliation Agreements shall be substantially in the form of the Master Affiliation Agreements existing on the Closing Date, or in such other form as shall be reasonably satisfactory to the Lead Arrangers) or another network or programmer, and all sideletters or other agreements relating thereto, as such agreements may be further amended from time to time in accordance with the terms hereof.

“Agent”: as defined in the preamble hereto.

“Aggregate Commitment”: the sum of the Aggregate Revolving Loan Commitment, the Aggregate Multiple-Draw Term Commitment, the Aggregate Term B Commitment and, if activated, the Aggregate Incremental Loan Commitment.

“Aggregate Incremental Loan Commitment”: the sum of the Incremental Loan Commitments set forth in the Activation Notices, as the same may be adjusted from time to time pursuant to the provisions hereof, provided that the Aggregate Incremental Loan Commitment shall not exceed the Maximum Incremental Loan Facility.

“Aggregate Revolving Loan Commitment”: the sum of the Revolving Loan Commitments set forth on Schedule 1A hereto, as the same may be adjusted from time to time pursuant to the provisions hereof.

“Aggregate Multiple-Draw Term Commitment”: the sum of the Multiple-Draw Term Commitments set forth on Schedule 1A hereto, as the same may be adjusted from time to time pursuant to the provisions hereof.

“Aggregate Term B Commitment”: the sum of the Term B Commitments set forth on Schedule 1A hereto, as the same may be adjusted from time to time pursuant to the provisions hereof.

“Agreement”: this Credit Agreement, as amended, waived, supplemented or otherwise modified from time to time.

“Applicable Lending Office”: for any Lender, its offices for LIBOR Loans, Base Rate Loans and participations in Letters of Credit, specified in the administrative questionnaire delivered by such Lender to the Agent in connection herewith, or in the Assignment and Acceptance pursuant to which it became a party hereto, as the case may be, any of which offices may, upon 10 days’ prior written notice to the Agent and the Borrower, be changed by such Lender.

“Applicable Margin”: the Applicable Revolving Margin, the Applicable Term Margin and, if any Incremental Loan facility shall be activated, any interest rate margin applicable to Incremental Loans, as applicable.

“Applicable Revolving Margin”: with respect to Revolving Loans, for each LIBOR Loan and for each Base Rate Loan as set forth below:

Revolving Leverage Level	LIBOR	Base Rate
1 (>6.50:1)	2.000%	1.000%
2 (>6.00:1 - ≤6.50:1)	1.750%	0.750%
3 (>5.50:1 - ≤6.00:1)	1.500%	0.500%
4 (>5.00:1 - ≤5.50:1)	1.250%	0.250%
5 (≤5.00:1)	1.000%	0%

“Applicable Term Margin”: with respect to Multiple-Draw Term Loans and Term B Loans, (i) 1.750% for each LIBOR Loan and (ii) 0.750% for each Base Rate Loan.

“Approved Fund”: with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or such Lender.

“Asset Disposition”: the sale, sale and leaseback, transfer, conveyance, exchange, long-term lease accorded sales treatment under GAAP or similar disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination, but excluding any Asset Swap) of any of the Properties, business or assets (other than marketable securities, including “margin stock” within the meaning of Regulation U, liquid investments and other financial instruments but, including, without limitation, the assignment of any lease, license or permit relating to the Properties) of the Borrower or any of its Subsidiaries to any Person or Persons other than to the Borrower or any of its wholly-owned Domestic Subsidiaries; provided that Asset Dispositions shall not include the sale in the ordinary course of business of inventory or obsolete or worn-out equipment.

“Asset Swap”: any transfer of assets of the Borrower or any of its Subsidiaries to any Person other than to the Borrower or any of its wholly-owned Domestic Subsidiaries in exchange for assets of such Person.

“Assignment and Acceptance”: an Assignment and Acceptance in the form of Exhibit B to this Agreement.

“Available Incremental Loan Commitment”: with respect to each Lender having an Incremental Loan Commitment on the date of determination thereof, the amount by which (a) the Incremental Loan Commitment of such Lender exceeds (b) the principal amount of such Lender’s Incremental Loans outstanding on such date.

“Available Multiple-Draw Term Commitment”: with respect to each Lender having a Multiple-Draw Term Commitment on the date of determination thereof, the amount by which (a) the Multiple-Draw Term Commitment of such Lender exceeds (b) the principal amount of such Lender’s Multiple-Draw Term Loans outstanding on such date.

“Available Revolving Loan Commitment”: with respect to each Lender having a Revolving Loan Commitment on the date of determination thereof, the amount by which (a) the Revolving Loan Commitment of such Lender on such date exceeds (b) the principal sum of such Lender’s (i) Revolving Loans outstanding, (ii) Revolving Loan Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) Revolving Loan Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit on such date.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. “Reference Rate” shall mean the rate of interest per annum publicly announced from time to time by Union Bank of California, N.A. as its “reference rate” in effect at its office in Los Angeles, California. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If, for any reason, the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Borrower”: as defined in the preamble hereto.

“Borrowing Notice”: a notice from the Borrower to the Agent requesting a borrowing of Loans, substantially in the form of Exhibit I hereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close and which, in the case of a LIBOR Loan, is a Eurodollar Business Day.

“Capital Expenditures”: for any period, collectively, for any Person, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities) by such Person, for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such Person prepared in accordance with GAAP (including, without limitation, all Capitalized Lease Obligations); provided, however, that Capital Expenditures shall exclude (i) any expenditures which arise from Program Obligations and (ii) payment of the Consideration for any Acquisition permitted under Section 6.7(a) (unless GAAP requires such expenditure to be treated as a Capital Expenditure).

“Capitalized Lease Obligations”: obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee to the extent that any such obligation is required to be reflected as a liability on a balance sheet prepared in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase, or any other securities convertible into, any of the foregoing.

“Cash Collateral Deposit”: cash deposits made by the Borrower to the Agent, to be held by the Agent as Collateral pursuant to the Security Agreement, for the reimbursement of drawings under Letters of Credit.

“Cash Equivalents”: means (i) Dollars; (ii) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government having maturities of not more than one year from the date of acquisition; (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of B or better; (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within one year after the date of acquisition; and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

“Cash Income Taxes”: cash income taxes paid by the Borrower and its Subsidiaries during the fiscal quarter most recently ended and the immediately preceding three fiscal quarters.

“Change in Control”: the occurrence of any of the following: (a) (i) Walter F. Ulloa and his spouse and lineal descendants, (ii) Philip C. Wilkinson and his spouse and lineal descendants, (iii) Paul A. Zevnik and his spouse and lineal descendants and (iv) any trusts for the exclusive benefit of any of the foregoing individuals ((i), (ii), (iii) and (iv) are, collectively, the “Principals”) cease collectively to own, directly or indirectly, of record and beneficially, Capital Stock of the Borrower having at least 35% of the aggregated Voting Power, or the Principals, taken as a single shareholder, cease to be the largest shareholder of the Borrower; (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that Univision becomes the beneficial owner, directly or indirectly, of more than 50% of the aggregated Voting Power of the Borrower; or (d) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 have been satisfied and the initial Loans are funded.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by any mortgage, deed of trust, security agreement, pledge agreement, assignment or other security document heretofore or hereafter executed by the Borrower as security for all or part of the Obligations.

“Collateral Documents”: the Security Agreement, each Control Agreement entered into pursuant thereto, each UCC-1 Financing Statement and amendments thereto and any other document encumbering the Collateral or evidencing or perfecting a security interest therein for the benefit of the Lenders executed by the Borrower.

“Commitment Percentage”: as to any Lender at any time, the percentage of the Aggregate Commitment then constituted by such Lender’s Commitments.

“Commitments”: as to any Lender, any Revolving Loan Commitment, any Multiple-Draw Term Commitment, any Term B Commitment and any Incremental Loan Commitment held by it hereunder.

“Commonly Controlled Entity”: as to any Person, an entity, whether or not incorporated, which is under common control with such Person within the meaning of Section 4001 of ERISA or is part of a group which includes such Person and which is treated as a single employer under Section 414 of the Code.

“Communications Act”: the Communications Act of 1934, as amended (or any successor statute), and the rules and regulations issued thereunder, as from time to time in effect.

“Consents to Assign”: (i) Consents to Assign and Encumber executed by Univision in favor of the Agent with respect to each Univision Affiliation Agreement, (ii) Consents to Assign and Encumber executed by TeleFutura in favor of the Agent with respect to each TeleFutura Affiliation Agreement and (iii) any other written consent reasonably requested by the Agent with respect to any Material Contract, in each case as such consents may be amended or modified from time to time in accordance with the terms hereof.

“Consideration”: with respect to any Acquisition, the aggregate consideration, in whatever form (including, without limitation, cash payments, the principal amount of promissory notes and Indebtedness assumed, the aggregate amounts payable to acquire, extend and exercise any option, the aggregate amount payable under Non-Compete Agreements and management agreements, and the fair market value of other property delivered) paid, delivered or assumed by the Borrower or any Subsidiary for such Acquisition, excluding reasonable proration expenses and reasonable brokerage commissions, legal fees and similar closing costs.

“Continuation Notice”: a request for continuation or conversion of a Loan as set forth in Section 2.8, substantially in the form of Exhibit E.

“Continuing Directors”: as of any date of determination, any member of the Board of Directors of the Borrower who (i) was a member of or nominated to such Board of Directors on the Closing Date or (ii) was nominated for election by the Board of Directors of the Borrower, a majority of whom were members of or nominated to the Board of Directors on the Closing Date or whose election or nomination for election was previously approved by the Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”: a control agreement, restricted account agreement or similar agreement or document, in each case in form and substance satisfactory to the Agent and entered into for the purpose of perfecting a security interest in one or more deposit accounts or securities accounts of the Borrower and/or its Subsidiaries.

“Covenant Compliance Certificate”: a certificate of the Chief Financial Officer of the Borrower substantially in the form of Exhibit D hereto.

“Debt Offering”: the sale by the Borrower or any Subsidiary of any debt securities, or the receipt by the Borrower or any Subsidiary of the proceeds of any loans; provided that Debt Offering shall not include any issuance, offering and sale of Subordinated Indebtedness, if and to the extent that the Net Proceeds thereof are applied to repay, prepay or redeem the Senior Subordinated Notes due 2009.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the Final Maturity Date.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: each Subsidiary organized under the laws of the United States or any state thereof.

“Drawing Date”: each date, which must be a Business Day, on which the Borrower may borrow Multiple-Draw Term Loans pursuant to Section 2.2, provided that there shall be no more than two Drawing Dates.

“Drawing Lender”: as defined in Section 2.5(c).

“Environmental Control Statutes”: as defined in Section 3.16.

“Equity Offering”: the sale or issuance (or reissuance) by the Borrower or any Subsidiary of any equity interest (common stock, preferred stock, partnership interests, member interests or otherwise) or any options, warrants, convertible securities or other rights to purchase such beneficial or equity interests.

“Equityholder Agreements” each shareholder agreement, member agreement, partner agreement, voting agreement, buy-sell agreement, option, warrant, put, call, right of first refusal, and any other agreement or instrument with conversion rights into equity of the Borrower or any Subsidiary between the Borrower or a Subsidiary and any holder or prospective holder of any equity interest of the Borrower or a Subsidiary (including interests convertible into such equity).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: as to any Person, each trade or business including such Person, whether or not incorporated, which together with such Person would be treated as a single employer under Section 4001(a)(14) of ERISA.

“Escrow Deposit”: any escrow deposit made by the Borrower or any Subsidiary in connection with an Acquisition.

“Eurodollar Business Day”: shall mean any day on which banks are open for dealings in Dollar deposits in the London Interbank Market.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Operating Cash Flow (provided that Program Payments deducted in the calculation thereof shall be limited to Program Payments actually made) for such period, less, during such period (in each case, without duplication), (i) Total Debt Service and optional prepayments of Indebtedness (provided that any optional prepayment of revolving Indebtedness shall have resulted in a permanent reduction in the corresponding lending commitment), (ii) Cash Income Taxes and (iii) Capital Expenditures, and (iv) less increases (or plus decreases) in Net Working Investment.

“Exchange Act”: the Securities Exchange Act of 1934, as amended (or any successor statute), and the rules and regulations issued thereunder, as from time to time in effect.

“Excluded Taxes”: all taxes imposed on or by reference to the net income of the Agent or any Lender or its Applicable Lending Office by any Governmental Authority and all franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on the Agent or on any Lender or its Applicable Lending Office by any Governmental Authority and any taxes imposed by any Governmental Authority arising as a consequence of the failure of any Lender to provide accurate documentation required to be provided by such Lender pursuant to Section 2.16(b).

“Existing Credit Agreement”: that certain Credit Agreement dated as September 26, 2000, as amended by a First Amendment to Credit Agreement dated as of March 23, 2001, a Second Amendment to Credit Agreement dated as of March 29, 2002, a Third Amendment to Credit Agreement dated as of April 16, 2003, a Fourth Amendment to Credit Agreement dated as of September 19, 2003 and a Fifth Amendment to Credit Agreement dated as of May 10, 2004 among the Borrower, the lenders referred to therein, and UBOC, as administrative agent for such lenders.

“Fair Market Value”: the value determined by the Borrower’s Board of Directors or Special Committee thereof and evidenced by a resolution of the Board of Directors or Special Committee thereof set forth in an Officers’ Certificate delivered to the Agent; provided that with respect to assets which are purchased as part of a larger transaction and are sold concurrently or within one year of such acquisition, the Board of Directors or Special Committee thereof may, in determining Fair Market Value, take into account the sales price of such assets, as well as the consideration in the overall transaction.

“FCC”: the Federal Communications Commission or any successor thereto.

“FCC Authorizations”: as defined in Section 3.9.

“Federal Funds Effective Rate”: as defined in the definition of “Base Rate” contained in this Section 1.1.

“Final Maturity Date”: the latest of the Revolving Loan Commitment Expiration Date, the Multiple-Draw Term Maturity Date, the Term B Maturity Date and the Incremental Loan Commitment Expiration Date.

“Fixed Charge Coverage Ratio”: for the Borrower and its Subsidiaries on a consolidated basis, the ratio of Operating Cash Flow for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters to the sum of (i) Total Debt Service for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, (ii) Capital Expenditures for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, (iii) Cash Income Taxes for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters and (iv) Restricted Payments (without duplication of clause (i) but excluding (x) any Restricted Payment made pursuant to Section 6.6(a)(iii) and (y) any Special Common Redemption) for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters.

“GAAP”: generally accepted accounting principles in the United States in effect from time to time. If, at any time, GAAP changes in a manner which will materially affect the calculations determining compliance by the Borrower with any of the covenants in Section 6.1, such covenants shall continue to be calculated in accordance with GAAP in effect prior to such changes in GAAP.

“Governmental Authority”: any nation or government, any federal, state or other political subdivision thereof and any federal, state or local entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantees”: each Guarantee executed by a Subsidiary in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Lead Arrangers, as the same may be amended or modified from time to time in accordance with the terms hereof.

“Guarantor Collateral”: all of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by any mortgage, deed of trust, security agreement, pledge agreement, assignment or other security document heretofore or hereafter executed by any Guarantor as security for all or part of the Obligations or the Guarantees.

“Guarantor Collateral Documents”: the Guarantor Security Agreements, each Control Agreement entered into pursuant thereto, each UCC-1 Financing Statement and amendments thereto and any other document encumbering the Guarantor Collateral or evidencing or perfecting a security interest therein in favor of the Agent for the benefit of the Lenders executed by any Guarantor.

“Guarantor Security Agreements”: each security agreement executed by a Subsidiary in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Lead Arrangers, as the same may be amended or modified from time to time in accordance with the terms hereof.

“Guarantors”: each Domestic Subsidiary of the Borrower, including each License Subsidiary.

“Incremental Loan”: as defined in Section 2.4(a).

“Incremental Loan Commitment”: with respect to each Lender having an Incremental Loan Commitment, the commitment listed as its “Incremental Loan Commitment” in the Activation Notices to make Incremental Loans hereunder through its Applicable Lending Office, as the same may be adjusted pursuant to the provisions hereof.

“Incremental Loan Commitment Expiration Date”: the date set forth in the Activation Notice(s), which date(s) shall be on or after the latest of the Revolving Loan Commitment Expiration Date, the Multiple-Draw Term Maturity Date and the Term B Maturity Date; provided that if, on June 30, 2008, any portion of the Subordinated Indebtedness is scheduled to mature on a date earlier than the Final Maturity Date, the Incremental Loan Commitment Expiration Date shall be September 30, 2008.

“Incremental Loan Commitment Percentage”: with respect to each Incremental Loan Lender, the percentage equivalent of the ratio which such Incremental Loan Lender’s Incremental Loan Commitment (or, if such Commitment has expired, Incremental Loans) bears to the Aggregate Incremental Loan Commitment (or Incremental Loans of all Incremental Loan Lenders).

“Incremental Loan Lenders”: as defined in Section 2.4(a).

“Incremental Note” and “Incremental Notes”: as defined in Section 2.4(c).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and (ii) current income taxes) or which is evidenced by a note, bond, debenture or similar instrument, excluding Program Obligations, (b) all obligations of such Person under Capitalized Lease Obligations, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all obligations of such Person, whether absolute or contingent, in respect of letters of credit opened for the account of such Person (other than any letters of credit opened for the purpose of facilitating the purchase of goods and services in the ordinary course of business and having a term of not more than 360 days), (f) all obligations of such Person under Non-Compete Agreements and (g) all Guarantee Obligations of such Person in respect of any indebtedness, obligations or liabilities of any other Person of the type referred to in clauses (a) through (g) of this definition.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in Section 3.5.

“Interest Expense”: for any period, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, (A) the sum of (i) the amount of all interest on Total Debt which was paid, payable and/or accrued for such period (without duplication of previous amounts), (ii) all commitment, letter of credit or line of credit fees paid, payable and/or accrued for such period (without duplication of previous amounts) to any lender in exchange for such lender’s commitment to lend and (iii) net amounts payable (or minus net amounts receivable) under all Interest Rate Agreements, less (B) all interest income.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while the Loans are outstanding, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is at the end of each three month-period within such Interest Period after the first day of such Interest Period and the last day of such Interest Period and (d) for each of (a), (b) and (c) above, on the day on which the Loans become due and payable in full or are paid or prepaid in full.

“Interest Period”: with respect to any LIBOR Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or Continuation Notice, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the date final payment is due on the Revolving Loans, the Multiple-Draw Term Loans, the Term B Loans or the Incremental Loans, as applicable, shall end on the date of such final payment;

(iii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for any Loans.

“Interest Rate Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement entered into pursuant to Section 5.13 with any Lender or any Affiliate of a Lender (or any other institution reasonably acceptable to the Agent) under which the Borrower is a party or a beneficiary.

“Investment Company Act”: as defined in Section 3.21.

“Joinder”: with respect to a Guarantee or a Guarantor Security Agreement, a joinder, in the form attached thereto, causing a Subsidiary of the Borrower to become a party thereto.

“Lead Arrangers”: collectively, UBOC and GSCP.

“Lenders”: as defined in the preamble hereto and Section 8.8 hereof. When used in any Collateral Document, Guarantee or Guarantor Collateral Document such term shall be deemed to include Affiliates of the Lenders (and any Person that was a Lender or an Affiliate of a Lender at the time of its entry into an Interest Rate Agreement), to the extent the Borrower has Obligations to such Person arising under an Interest Rate Agreement, it being understood that such documents shall secure such Obligations ratably with all other Obligations.

“Letter of Credit”: as defined in Section 2.1(a).

“Letter of Credit Amount”: the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

“Letter of Credit Request”: a request by the Borrower for the issuance of a Letter of Credit, on the Agent’s standard form of Application for Irrevocable Standby Letter of Credit, the current form of which is attached hereto as Exhibit F, and containing terms and conditions satisfactory to the Agent in its sole discretion.

“LIBOR”: with respect to each day during each Interest Period commencing on and after the Closing Date pertaining to a LIBOR Loan, the rate per annum determined by the Agent at which Dollar deposits for such Interest Period are offered based on information presented on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Loan to be outstanding during such Interest Period as of 11:00 a.m. London time on the second Eurodollar Business Day prior to the first day of such Interest Period; provided that, if such Telerate screen (or any successor thereto) shall be unavailable, as determined by the Agent, then such rate shall be the rate of interest determined by the Agent to be the rate per annum at which deposits in Dollars would be offered to the Agent by leading banks in the London Interbank Market at or about 9:00 a.m., Los Angeles time, two Eurodollar Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Loan to be outstanding during such Interest Period.

“LIBOR Adjusted Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1.00 - LIBOR Reserve Requirements

“LIBOR Loans”: Loans the rate of interest applicable to which is based upon LIBOR.

“LIBOR Reserve Requirements”: for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Federal Reserve System.

“License Subsidiaries”: collectively, (i) Entravision Holdings, LLC, a California limited liability company and (ii) any other Domestic Subsidiary formed for the purpose of holding one or more Media Licenses and as to which the Agent has given its written consent.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Loan”: a Revolving Loan, a Multiple-Draw Term Loan, a Term B Loan or an Incremental Loan, as applicable.

“Loan Documents”: this Agreement, the Notes, any Letter of Credit Requests that are executed by the Borrower, the Letters of Credit, the Collateral Documents, the Guarantor Collateral Documents, the Consents to Assign, the Guarantees, any Interest Rate Agreements, and any other agreement executed by an Obligor in connection therewith and herewith including, but not limited to, UCC-1 Financing Statements and fee sideletters, as such agreements and documents may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof.

“Majority Incremental Loan Lenders”: Incremental Loan Lenders having Incremental Loan Commitments greater than 50% of the Aggregate Incremental Loan Commitment, or, if the Incremental Loan Commitments have terminated, Lenders with outstanding Incremental Loans having an unpaid principal balance greater than 50% of the unpaid principal balance of all Incremental Loans outstanding, excluding from such calculation Incremental Loan Lenders which have failed or refused to fund an Incremental Loan when required to do so.

“Majority Lenders”: Lenders having Commitments greater than 50% of the Aggregate Commitment, or, if any Commitment has terminated, with respect to such Commitment, Lenders with outstanding Loans and/or participations in Letters of Credit (if applicable) having an unpaid principal balance greater than 50% of the sum of (i) the unpaid principal balance of all Loans outstanding and (ii) the aggregate Letter of Credit Amount (if applicable), excluding from such calculation Lenders which have failed or refused to fund a Loan when required to do so.

“Majority Revolving Loan Lenders”: Revolving Loan Lenders having Revolving Loan Commitments greater than 50% of the Aggregate Revolving Loan Commitment, or, if the Revolving Loan Commitments have terminated, Lenders with outstanding Revolving Loans and/or participations in Letters of Credit having an unpaid principal balance greater than 50% of the sum of (i) the unpaid principal balance of all Revolving Loans outstanding and (ii) the aggregate Letter of Credit Amount, excluding from such calculation Lenders which have failed or refused to fund a Revolving Loan when required to do so.

“Majority Multiple-Draw Term Lenders”: Multiple-Draw Term Lenders having Multiple-Draw Term Commitments greater than 50% of the Aggregate Multiple-Draw Term Commitment, or, if the Multiple-Draw Term Commitments have terminated, Lenders with outstanding Multiple-Draw Term Loans having an unpaid principal balance greater than 50% of the unpaid principal balance of all Multiple-Draw Term Loans outstanding, excluding from such calculation any Lender which has failed or refused to fund its Multiple-Draw Term Loan when required to do so.

“Majority Term B Lenders”: Term B Lenders having Term B Commitments greater than 50% of the Aggregate Term B Commitment, or, if the Term B Commitments have terminated, Lenders with outstanding Term B Loans having an unpaid principal balance greater than 50% of the unpaid principal balance of all Term B Loans outstanding, excluding from such calculation any Lender which has failed or refused to fund its Term B Loan when required to do so.

“Margin Stock”: as defined in Regulation U.

“Master Affiliation Agreements”: collectively, (i) that certain Master Network Affiliation Agreement dated August 14, 2002 between the Borrower and Univision Network Limited Partnership and (ii) that certain Master Network Affiliation Agreement dated March 17, 2004 between the Borrower and TeleFutura, as each such agreement may be amended from time to time in accordance with the terms hereof.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property, condition or prospects (financial or otherwise) of the Borrower and its Subsidiaries (taken as a whole), (b) the ability of the Borrower and its Subsidiaries (taken as a whole) to perform their respective obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the rights or remedies of the Agent and the Lenders hereunder or thereunder.

“Material Contracts”: (i) each Program Contract involving Program Payments in excess of $2,000,000 over the term of such Program Contract, (ii) each Affiliation Agreement, (iii)

each Material Option Agreement, (iv) each Material Program Services Agreement, (v) each satellite transponder or similar satellite agreement involving payments in excess of $2,000,000 over the term of such agreement, in each case to which the Borrower or any Subsidiary is party and (vi) the Senior Subordinated Notes Indenture; provided that “Material Contracts” shall not be deemed to include (i) any radio network Affiliation Agreement or Program Services Agreement or (ii) any agreement for the purchase by the Borrower or any Subsidiary of syndicated programming.

“Material Intellectual Property”: that Intellectual Property the invalidity or loss of which would reasonably be expected to have a Material Adverse Effect.

“Material Option Agreement”: an Option Agreement that relates to a Station which would, if acquired by the Borrower or any Subsidiary, account for more than 5% of the Borrower’s consolidated Operating Cash Flow.

“Material Program Services Agreement”: a Program Services Agreement that relates to a Station accounting for (or which would, if acquired by the Borrower or any Subsidiary, account for) more than 5% of the Borrower’s consolidated Operating Cash Flow.

“Maximum Incremental Loan Facility”: $250,000,000 in principal amount of Incremental Loans.

“Maximum Senior Debt Ratio”: for the Borrower and its Subsidiaries on a consolidated basis, the ratio of Senior Debt to Operating Cash Flow.

“Maximum Total Debt Ratio”: for the Borrower and its Subsidiaries on a consolidated basis, the ratio of Total Debt to Operating Cash Flow.

“Media Licenses”: any franchise, license, permit, certificate, ordinance, approval or other authorization, or any renewal or extension thereof, from any federal, state or local government or governmental agency, department or body that is necessary for the broadcast or other operations of the Borrower or any Subsidiary.

“Multiemployer Plan”: a plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple-Draw Term Commitment”: with respect to each Multiple-Draw Term Lender, its commitment listed as its “Multiple-Draw Term Commitment” on Schedule 1A hereto to make Multiple-Draw Term Loans hereunder through its Applicable Lending Office, as the same shall be adjusted from time to time pursuant to this Agreement.

“Multiple-Draw Term Commitment Expiration Date”: April 1, 2005, or such earlier date as the Aggregate Multiple-Draw Term Commitment shall expire (whether by acceleration, reduction to zero or otherwise).

“Multiple-Draw Term Commitment Percentage”: with respect to each Multiple-Draw Term Lender, the percentage equivalent of the ratio which such Multiple-Draw Term Lender’s Multiple-Draw Term Commitment (or, if such Commitment has expired, Multiple-Draw Term

Loans) bears to the Aggregate Multiple-Draw Term Commitment (or Multiple-Draw Term Loans), as such Multiple-Draw Term Lender’s Multiple-Draw Term Commitment (or Multiple-Draw Term Loans) and the Aggregate Multiple-Draw Term Commitment (or Multiple-Draw Term Loans) may be adjusted from time to time pursuant to the terms hereof.

“Multiple-Draw Term Lender”: each Lender having a Multiple-Draw Term Commitment and/or which shall have Multiple-Draw Term Loans outstanding.

“Multiple-Draw Term Loan”: as defined in Section 2.2(a).

“Multiple-Draw Term Maturity Date”: February 24, 2012,or such earlier date as the Multiple-Draw Term Loans shall mature (whether by acceleration, reduction to zero or otherwise); provided that if, on June 30, 2008, any portion of the Subordinated Indebtedness is scheduled to mature on a date earlier than the Final Maturity Date, the Multiple-Draw Term Maturity Date shall be September 30, 2008.

“Multiple-Draw Term Note” and “Multiple-Draw Term Notes”: as defined in Section 2.2(c).

“Net Income”: for the Borrower and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP.

“Net Proceeds”: (A) with respect to any Asset Disposition or Asset Swap, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) and Cash Equivalents in connection with such Asset Disposition or Asset Swap minus the sum of (a) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower or any of its Subsidiaries in connection with such Asset Disposition or Asset Swap (other than amounts payable to Affiliates of the Person making such disposition or swap), (b) Indebtedness, other than the Loans, required to be paid as a result of such Asset Disposition or Asset Swap and (c) federal, state and local taxes incurred and paid in connection with such Asset Disposition or Asset Swap; and (B) with respect to any Equity Offering, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) and Cash Equivalents in connection with such Equity Offering minus the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower in connection with such Equity Offering (other than amounts payable to Affiliates of the Person making such Equity Offering).

“Net Working Investment”: for the Borrower and its Subsidiaries on a consolidated basis, (i) current assets (excluding cash and permitted liquid investments) less (ii) current liabilities (excluding the current portion of Total Debt).

“Non-Compete Agreements”: all agreements entered into in connection with an Acquisition pursuant to which the Borrower or any Subsidiary has agreed to make payments (whether in cash or in kind) to another Person for the agreement of such Person not to compete with the Borrower, such Subsidiary or a Station in a given area (other than employment agreements entered into in the ordinary course of business).

“Note”: a Revolving Note, a Multiple-Draw Term Note, a Term B Note or an Incremental Note, as the case may be, and “Notes” shall mean the Revolving Notes, the Multiple-Draw Term Notes, the Term B Notes and/or the Incremental Notes, as the case may be.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Loans, the obligation to reimburse drawings under Letters of Credit (including the contingent obligation to reimburse any drawings under outstanding Letters of Credit), all obligations of the Borrower to any Lender or Affiliate of a Lender (or any Person that was a Lender or Affiliate of a Lender at the time of its entry into an Interest Rate Agreement) arising under any Interest Rate Agreement, and all other obligations and liabilities of the Borrower to the Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the Letters of Credit, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel, and the allocated reasonable cost of internal counsel, to the Agent or the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement) or otherwise.

“Obligor”: the Borrower, each Subsidiary, each Guarantor and any other Person (other than a Lender) obligated under any Loan Document.

“Occupancy Agreements”: as defined in Section 5.15.

“Operating Cash Flow”: for any period, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus (i) provisions for taxes, (ii) depreciation and amortization (including amortization of Program Payments), (iii) Interest Expense, (iv) fees paid by the Borrower or any Subsidiary for the right to program or sell advertising time under any Program Services Agreement with respect to a Station, if such Station is later acquired by the Borrower or a Subsidiary (provided that no such addition to Operating Cash Flow shall be permitted until such sale has been consummated), (v) other non-cash charges, all to the extent deducted in the computation of Net Income, but after deducting, without duplication, (A) non-cash revenues, to the extent included in the calculation of Net Income, and (B) Program Payments made or scheduled to be made.

“Option Agreement”: any option agreement, purchase agreement or similar agreement providing for the Borrower or its Subsidiaries to purchase the stock or assets of any Person owning any radio or television station or assets used or useful in the operation of any radio or television station.

“Organic Documents”: relative to any entity, its certificate or articles of incorporation or organization, its by-laws or operating agreement, and all Equityholder Agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its member interests, and any other arrangements relating to the control or management of any such entity (whether existing as corporation, a partnership, a limited liability company or otherwise).

“Other Media-Related Businesses”: the ownership and operation of television programming (other than programming developed by the Borrower or any Subsidiary for broadcast on its Stations) and syndication, interactive television, home shopping and the acquisition of transmission towers primarily for the purpose of leasing and licensing such towers and tower space to third parties.

“Outdoor Licenses”: all leases, licenses, use agreements, access agreements, easements, occupancy agreements, pole attachment agreements, authorizations, franchises, approvals and permits that are necessary or desirable for the operation of the outdoor advertising business of the Borrower and its Subsidiaries.

“Participant”: as defined in Section 9.6(b).

“Patriot Act”: as defined in Section 3.27.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Person”: any individual, firm, partnership, joint venture, corporation, association, limited liability company, business enterprise trust, unincorporated organization, government or department or agency thereof or other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: as to any Person, any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of such Person or any ERISA Affiliate of such Person (and any such plan no longer maintained by such Person or any of such Person’s ERISA Affiliates to which such Person or any of such Person’s ERISA Affiliates has made or was required to make any contributions within any of the five preceding years).

“Program Contracts”: all contracts for television, film, programs, music and related audio rights and syndicated series exhibition rights acquired under license agreements.

“Program Obligations”: all obligations in respect of the purchase, use, license or acquisition of programs, programming materials, films and similar assets used in connection with the business and operations of the Borrower or any Subsidiary.

“Program Payments”: for any period the sum (determined on a consolidated basis and without duplication) of all payments by the Borrower or any Subsidiary made or scheduled to be made during such period in respect of Program Obligations.

“Program Services Agreements”: any local marketing agreement, time brokerage agreement, program services agreement or similar agreement to which the Borrower or any Subsidiary is party, providing for a Person, other than the licensee of such station, to program or sell advertising on all or any portion of the broadcast time of any television or radio station.

“Prohibited Transaction”: with respect to any Plan, a prohibited transaction (as defined in Section 406 of ERISA) with respect to such Plan.

“Properties”: the collective reference to the real and personal property owned, leased, used, occupied or operated, under license or permit, by the Borrower and its Subsidiaries.

“Purchasing Lenders”: as defined in Section 9.6(c).

“Register”: as defined in Section 9.6(d).

“Regulation D”: Regulation D of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC regulations.

“Requirement of Law”: as to any Person, the Organic Documents of such Person, and any law, treaty, rule or regulation, determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, the chief executive officer, the president, the managing member or members (as applicable, with respect to any limited liability company), any executive vice president, any senior vice president or any vice president or, with respect to financial matters, the chief financial officer, treasurer or controller.

“Restricted Payments”: as defined in Section 6.6.

“Revolving Loan”: as defined in Section 2.1(a).

“Revolving Loan Commitment”: with respect to each Lender having a Revolving Loan Commitment, its commitment listed as its “Revolving Loan Commitment” on Schedule 1A hereto to make Revolving Loans and participate in Letters of Credit hereunder through its Applicable Lending Office, as the same shall be adjusted from time to time pursuant to this Agreement.

“Revolving Loan Commitment Expiration Date”: February 24, 2011, or such earlier date as the Aggregate Revolving Loan Commitment shall expire (whether by acceleration, reduction to zero or otherwise); provided that if, on June 30, 2008, any portion of the Subordinated Indebtedness is scheduled to mature on a date earlier than the Final Maturity Date, the Revolving Loan Commitment Expiration Date shall be September 30, 2008.

“Revolving Loan Commitment Percentage”: with respect to each Revolving Loan Lender, the percentage equivalent of the ratio which such Revolving Loan Lender’s Revolving Loan Commitment (or, if such Commitment has expired, Revolving Loans and pro rata share of the aggregate Letter of Credit Amount) bears to the Aggregate Revolving Loan Commitment (or the Revolving Loans and aggregate Letter of Credit Amount of all Revolving Loan Lenders), as such Revolving Loan Lender’s Revolving Loan Commitment (or Revolving Loans and pro rata share of the aggregate Letter of Credit Amount) and the Aggregate Revolving Loan Commitment (or the Revolving Loans and aggregate Letter of Credit Amount of all Revolving Loan Lenders) may be adjusted from time to time pursuant to the terms hereof.

“Revolving Loan Lender”: each Lender having a Revolving Loan Commitment and/or which shall have (i) Revolving Loans outstanding and/or (ii) participations in Letters of Credit which are outstanding.

“Revolving Leverage Level”: if the Maximum Total Debt Ratio shall be greater than 6.50:1, the Revolving Leverage Level shall be 1; if the Maximum Total Debt Ratio shall be less than or equal to 6.50:1 and greater than 6.00:1, the Revolving Leverage Level shall be 2; if the Maximum Total Debt Ratio shall be less than or equal to 6.00:1 and greater than 5.50:1, the Revolving Leverage Level shall be 3; if the Maximum Total Debt Ratio shall be less than or equal to 5.50:1 and greater than 5.00:1, the Revolving Leverage Level shall be 4; and if the Maximum Total Debt Ratio shall be less than or equal to 5.00:1, the Revolving Leverage Level shall be 5.

“Revolving Note” and “Revolving Notes”: as defined in Section 2.1(c).

“SEC”: the Securities Exchange Commission or any successor thereto.

“Security Agreement”: the Security Agreement in form and substance satisfactory to the Lead Arrangers, made by the Borrower in favor of the Agent, for the benefit of the Lenders, in respect of the tangible and intangible personal property of the Borrower described therein, as the same may be amended from time to time in accordance with the terms hereof.

“Senior Debt”: Total Debt other than Subordinated Indebtedness.

“Senior Subordinated Notes due 2009”: those certain Senior Subordinated Notes due March 2009 issued by the Borrower, on or about March 15, 2002, in the aggregate principal amount of $225,000,000.

“Senior Subordinated Notes Indenture”: the Indenture, dated as of March 1, 2002, executed among the Borrower, the “Guarantors” party thereto, and the trustee referred to therein, with respect to the Senior Subordinated Notes due 2009.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, that:

(i) the present fair salable value of such Person’s assets is in excess of the total amount of the probable amount of such Person’s liabilities;

(ii) such Person is able to pay its debts as they become due; and

(iii) such Person does not have unreasonably small capital to carry on such Person’s business as theretofore operated and all businesses in which such Person is about to engage.

“Special Committee”: a special committee of the Board of Directors of the Borrower, comprised of at least six members of the Board of Directors. A majority of the members of such special committee will constitute a quorum, and approval requires the majority vote of the entire committee.

“Special Common Redemption”: as defined in Section 6.6(a)(ii).

“Station”: any radio station, any full power television station, low power television station, any translator and any other television system now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries.

“Subordinated Indebtedness”: any Indebtedness of the Borrower or any Subsidiary which is subordinated to the payment of the Obligations on terms and conditions at least as favorable to the Agent and the Lenders as those contained in the Senior Subordinated Notes Indenture, or on such other terms and conditions as are approved by the Agent, such approval by the Agent not to be unreasonably withheld.

“Subsidiary”: as to any Person at any time of determination, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person.

“Tax Compliance Certificate”: as defined in Section 2.16(b).

“Taxes”: as defined in Section 2.16(a).

“TeleFutura”: TeleFutura, a Delaware corporation.

“Term B Commitment”: with respect to each Term B Lender, its commitment listed as its “Term B Commitment” on Schedule 1A hereto to make Term B Loans hereunder through its Applicable Lending Office, as the same shall be adjusted from time to time pursuant to this Agreement.

“Term B Commitment Percentage”: with respect to each Term B Lender, the percentage equivalent of the ratio which such Term B Lender’s Term B Commitment (or, if such Commitment has expired, Term B Loan) bears to the Aggregate Term B Commitment (or Term B Loans), as such Term B Lender’s Term B Commitment (or Term B Loan) and the Aggregate Term B Commitment (or Term B Loans) may be adjusted from time to time pursuant to the terms hereof.

“Term B Lender”: each Lender having a Term B Commitment and/or which shall have Term B Loans outstanding.

“Term B Loan”: as defined in Section 2.3(a).

“Term B Maturity Date”: February 24, 2012, or such earlier date as the Term B Loans shall mature (whether by acceleration, reduction to zero or otherwise); provided that if, on June 30, 2008, any portion of the Subordinated Indebtedness is scheduled to mature on a date earlier than the Final Maturity Date, the Term B Maturity Date shall be September 30, 2008.

“Term B Note” and “Term B Notes”: as defined in Section 2.3(c).

“Term Loans”: collectively the Multiple-Draw Term Loans and the Term B Loans.

“Termination Event”: (i) a Reportable Event, (ii) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, (iii) the appointment by the PBGC of a trustee to administer any Single Employer Plan or (iv) the existence of any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer, any Single Employer Plan.

“Total Debt”: the aggregate principal amount of all Indebtedness (including Subordinated Indebtedness and Capitalized Lease Obligations) of the Borrower.

“Total Debt Service”: as of any date, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the sum of (i) Interest Expense and (ii) regularly scheduled principal payments due on Total Debt (excluding optional and mandatory prepayments but including principal payments on Revolving Loans due in connection with reductions in the Aggregate Revolving Loan Commitment).

“Total Interest Coverage Ratio”: the ratio of Operating Cash Flow to Interest Expense.

“Tranche”: the collective reference to LIBOR Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 9.6(f).

“Type”: as to any Loan, its nature as a Base Rate Loan or a LIBOR Loan.

“UBOC”: Union Bank of California, N.A.

“Univision”: as applicable, Univision Communications Inc., a Delaware corporation, or Univision Network Limited Partnership, a Delaware limited partnership.

“Voting Power”: with respect to Capital Stock of the Borrower, the power to vote for directors of the Borrower in ordinary circumstances and in the absence of any contingency creating such a right.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein, in the Notes, in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For the purpose of determining financial covenant compliance hereunder for any period, acquisitions, divestitures, and asset sales or asset swaps occurring during such period will be included in the calculations for such period on a pro forma basis, and will be deemed to have occurred on the first day of such period.

SECTION 2. AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT; COMMITMENT AMOUNTS

2.1 Revolving Loans and Letters of Credit; Revolving Loan Commitment Amounts.

(a) Subject to the terms and conditions hereof, each Lender having a Revolving Loan Commitment severally agrees to (i) make loans on a revolving credit basis through its Applicable Lending Office to the Borrower from time to time from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a “Revolving Loan”, and collectively, the “Revolving Loans”) in accordance with the provisions of this Agreement and (ii) participate through its Applicable Lending Office in letters of credit issued for the account of the Borrower pursuant to Section 2.5 from time to time from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a “Letter of Credit”, and collectively, the “Letters of Credit”); provided, however, that the sum of (A) the aggregate principal amount of all Revolving Loans outstanding, (B) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (C) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed the Aggregate Revolving Loan Commitment at any time; and provided, further, that the sum of (x) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (y) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $50,000,000 at any time. Within the limits of each Revolving Loan Lender’s Revolving Loan Commitment, the Borrower may borrow, have Letters of Credit issued for the Borrower’s account, prepay Revolving Loans, reborrow Revolving Loans, and have additional Letters of Credit issued for the Borrower’s account after the expiration of previously issued Letters of Credit.

The principal amount of each Revolving Loan Lender’s (A) Revolving Loan and (B) participation in a Letter of Credit shall be in an amount equal to the product of (i) such Revolving Loan Lender’s Revolving Loan Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Revolving Loan or Revolving Loans, or the Letter of Credit or Letters of Credit, requested; provided that, in no event shall any Revolving Loan Lender be obligated to make a Revolving Loan or participate in a Letter of Credit if, and to the extent that, after giving effect to such Revolving Loan or such participation the sum of such Revolving Loan Lender’s (x) Revolving Loans outstanding, (y) Revolving Loan Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (z) Revolving Loan Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit would exceed its Revolving Loan Commitment or if the amount of such requested Revolving Loan or such Revolving Loan Lender’s Revolving Loan Commitment Percentage of such Letter of Credit is in excess of such Revolving Loan Lender’s Available Revolving Loan Commitment.

(b) Subject to Sections 2.12 and 2.14, the Revolving Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with either Section 2.1(d) or 2.8. Each Revolving Loan Lender may make or maintain its Revolving Loans or participate in Letters of Credit to or for the account of the Borrower by or through any Applicable Lending Office.

(c) The Revolving Loans made by each Revolving Loan Lender to the Borrower shall be evidenced by the books and records of such Revolving Loan Lender maintained by such Lender in the ordinary course of business. Upon the request of any Revolving Loan Lender made through the Agent, such Revolving Loan Lender’s Revolving Loans may be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-1 (a “Revolving Note”), instead of or in addition to such Lender’s books and records, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Revolving Loan Lender. Each Revolving Loan Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Revolving Loans made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Revolving Loan Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Revolving Loan Lender to make any such recordation or notation in the books and records of the Revolving Loan Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Revolving Notes. Any Revolving Note shall (i) be dated the Closing Date, (ii) provide for the payment of interest in accordance with Sections 2.10 and 2.11 and (iii) be stated to be payable on the Revolving Loan Commitment Expiration Date.

(d) The Borrower shall give the Agent irrevocable written notice (which notice must be received by the Agent prior to 10:00 A.M., Los Angeles time, one Business Day prior to each proposed borrowing date or, if all or any part of the Revolving Loans are requested to be made as LIBOR Loans, three Eurodollar Business Days prior to each proposed borrowing date) requesting that the Revolving Loan Lenders make the Revolving Loans on the proposed borrowing date and specifying (i) the aggregate amount of Revolving Loans requested to be made, (ii) subject to Section 2.1(b), whether the Revolving Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof, (iii) if the Revolving Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Periods therefor and (iv) the certificate regarding compliance with the Senior Subordinated Notes Indenture required by Section 4.3(d). On receipt of such notice, the Agent shall promptly notify each Revolving Loan Lender thereof not later than 11:00 A.M., Los Angeles time, on the date of receipt of such notice. On the proposed borrowing date, not later than 12:00 noon, Los Angeles time, each Revolving Loan Lender shall make available to the Agent at its office specified in Section 9.2 the amount of such Revolving Loan Lender’s pro rata share of the aggregate borrowing amount (as determined in accordance with the second paragraph of Section 2.1(a)) in immediately available funds. The Agent may, in the absence of notification from any Revolving Loan Lender that such Revolving Loan Lender has not made its pro rata share available to the Agent, on such date, credit the account of the Borrower on the books of such office of the Agent with the aggregate amount of Revolving Loans. In the event that the Agent makes available such pro rata share on behalf of a Lender, and such Lender fails to make available to the Agent such pro rata share, the Agent shall be entitled to recover such amount on demand from such Revolving Loan Lender together with interest thereon at the Federal Funds Effective Rate for each day such amount remains outstanding.

(e) On each date set forth below, the Aggregate Revolving Loan Commitment shall automatically reduce to the corresponding amount set forth below:

Effective Date of Reduction	Reduced Aggregate Revolving Loan Commitment
December 31, 2008	$140,625,000
March 31, 2009	$131,250,000
June 30, 2009	$121,875,000
September 30, 2009	$112,500,000
December 31, 2009	$93,750,000
March 31, 2010	$75,000,000
June 30, 2010	$56,250,000
September 30, 2010	$37,500,000
December 31, 2010	$18,750,000
Revolving Loan Commitment Expiration Date	$0

All outstanding Revolving Loans shall be due and payable, to the extent not previously paid in accordance with the terms hereof, on the Revolving Loan Commitment Expiration Date.

(f) Reductions of the Aggregate Revolving Loan Commitment pursuant to this Section 2.1 or Section 2.7 shall automatically effect a reduction of the Revolving Loan Commitment of each Revolving Loan Lender to an amount equal to the product of (i) the Aggregate Revolving Loan Commitment of all Revolving Loan Lenders, as reduced pursuant to this Section 2.1 or Section 2.7 and (ii) the Revolving Loan Commitment Percentage of such Revolving Loan Lender, in each case determined immediately prior to such reduction of the Aggregate Revolving Loan Commitment on such date.

(g) Upon each reduction of the Aggregate Revolving Loan Commitment, the Borrower shall (i) pay the unused commitment fee payable pursuant to Section 2.18(a) accrued on the amount of the Aggregate Revolving Loan Commitment so reduced through the date of such reduction, (ii) prepay the amount, if any, by which the sum of (A) the aggregate unpaid principal amount of the Revolving Loans, (B) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (C) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds the amount of the Aggregate Revolving Loan Commitment as so reduced, together with accrued interest on the amount being prepaid to the date of such prepayment (or, with respect to outstanding Letters of Credit, make a Cash Collateral Deposit in an amount equal to such excess to the extent such excess is not corrected by the foregoing prepayment) and (iii) compensate the Revolving Loan Lenders for their funding costs, if any, in accordance with Section 2.17.

(h) Neither the Agent nor any Revolving Loan Lender shall be responsible for the obligations or Available Revolving Loan Commitment of any other Revolving Loan Lender hereunder, nor will the failure of any Revolving Loan Lender to comply with the terms of this Agreement relieve any other Revolving Loan Lender or the Borrower of their obligations under this Agreement and the Revolving Notes. Nothing herein shall be deemed to relieve any

Revolving Loan Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights which the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(i) The Revolving Loan Commitment of each Revolving Loan Lender and the Aggregate Revolving Loan Commitment shall terminate on the Revolving Loan Commitment Expiration Date.

2.2 Multiple-Draw Term Loans; Multiple-Draw Term Commitment Amounts.

(a) Subject to the terms and conditions hereof, each Lender having a Multiple-Draw Term Commitment severally agrees to make term loans through its Applicable Lending Office to the Borrower on any Drawing Date during the period from and including the Closing Date to but excluding the Multiple-Draw Term Commitment Expiration Date (each a “Multiple-Draw Term Loan”, and collectively, the “Multiple-Draw Term Loans”) in accordance with the provisions of this Agreement; provided, however, that the aggregate principal amount of all Multiple-Draw Term Loans outstanding shall not exceed the Aggregate Multiple-Draw Term Commitment at any time. No Multiple-Draw Term Loans which may be prepaid or repaid hereunder shall be available for reborrowing.

The principal amount of each Multiple-Draw Term Lender’s Multiple-Draw Term Loan shall be in an amount equal to the product of (i) such Multiple-Draw Term Lender’s Multiple-Draw Term Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Multiple-Draw Term Loan or Multiple-Draw Term Loans requested; provided that, in no event shall any Multiple-Draw Term Lender be obligated to make a Multiple-Draw Term Loan if after giving effect to such Multiple-Draw Term Loan the sum of such Multiple-Draw Term Lender’s Multiple-Draw Term Loans outstanding would exceed its Multiple-Draw Term Commitment or if the amount of such requested Multiple-Draw Term Loan is in excess of such Multiple-Draw Term Lender’s Available Multiple-Draw Term Commitment.

(b) Subject to Sections 2.12 and 2.14, the Multiple-Draw Term Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with either Section 2.2(d) or 2.8. Each Multiple-Draw Term Lender may make or maintain its Multiple-Draw Term Loans through any Applicable Lending Office.

(c) The Multiple-Draw Term Loans made by each Multiple-Draw Term Lender to the Borrower shall be evidenced by the books and records of such Multiple-Draw Term Lender maintained by such Lender in the ordinary course of business. Upon the request of any Multiple-Draw Term Lender made through the Agent, such Multiple-Draw Term Lender’s Multiple-Draw Term Loans may be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-2 (a “Multiple-Draw Term Note”), instead of or in addition to such Lender’s books and records, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Multiple-Draw Term Lender. Each Multiple-Draw Term Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Multiple-Draw Term Loans made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another

Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Multiple-Draw Term Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Multiple-Draw Term Lender to make any such recordation or notation in the books and records of the Multiple-Draw Term Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Multiple-Draw Term Notes. Any Multiple-Draw Term Note shall (i) be dated the Closing Date, (ii) provide for the payment of interest in accordance with Sections 2.10 and 2.11 and (iii) be stated to be payable on the Multiple-Draw Term Maturity Date.

(d) The Borrower shall give the Agent irrevocable written notice (which notice must be received by the Agent prior to 10:00 A.M., Los Angeles time, one Business Day prior to the proposed borrowing date or, if all or any part of the Multiple-Draw Term Loans are requested to be made as LIBOR Loans, three Eurodollar Business Days prior to the proposed borrowing date) requesting that the Multiple-Draw Term Lenders make the Multiple-Draw Term Loans on the proposed borrowing date and specifying (i) the aggregate amount of Multiple-Draw Term Loans requested to be made, (ii) subject to Section 2.2(b), whether the Multiple-Draw Term Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof, (iii) if the Multiple-Draw Term Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Multiple-Draw Term Loan and the respective lengths of the initial Interest Periods therefor and (iv) the certificate regarding compliance with the Senior Subordinated Notes Indenture required by Section 4.3(d). On receipt of such notice, the Agent shall promptly notify each Multiple-Draw Term Lender thereof not later than 11:00 A.M., Los Angeles time, on the date of receipt of such notice. On the proposed borrowing date, not later than 12:00 noon, Los Angeles time, each Multiple-Draw Term Lender shall make available to the Agent at its office specified in Section 9.2 the amount of such Multiple-Draw Term Lender’s pro rata share of the aggregate borrowing amount (as determined in accordance with the second paragraph of Section 2.2(a)) in immediately available funds. The Agent may, in the absence of notification from any Multiple-Draw Term Lender that such Multiple-Draw Term Lender has not made its pro rata share available to the Agent on such date, credit the account of the Borrower on the books of such office of the Agent with the aggregate amount of Multiple-Draw Term Loans. In the event that the Agent makes available such pro rata share on behalf of a Lender, and such Lender fails to make available to the Agent such pro rata share, the Agent shall be entitled to recover such amount on demand from such Multiple-Draw Term Lender together with interest thereon at the Federal Funds Effective Rate for each day such amount remains outstanding.

(e) The aggregate principal amount of all outstanding Multiple-Draw Term Loans outstanding on the Multiple-Draw Term Commitment Expiration Date shall be deemed to be a single term loan in such aggregate principal amount (the “Final Term Loan Amount”), payable as follows. On each date described in the following table (each a “Multiple-Draw Term Reduction Date”), the Borrower shall repay the principal of the Multiple-Draw Term Loans in an aggregate amount equal to the percentage of the Final Term Loan Amount set forth below opposite such Multiple-Draw Term Reduction Date (each such payment, a “Multiple-Draw Term Reduction Installment”):

Multiple-Draw Term Reduction Date	Principal Payment
December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006	.25%
December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007	.25%
December 31, 2007, March 31, 2008, June 30, 2008, September 30, 2008	.25%
December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009	.25%
December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010	.25%
December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011	.25%
December 31, 2011	47.0%
Multiple-Draw Term Maturity Date	47.0%

(f) All outstanding Multiple-Draw Term Loans shall be due and payable, to the extent not previously paid in accordance with the terms hereof, on the Multiple-Draw Term Maturity Date. The aggregate amount payable to any Multiple-Draw Term Lender on any Multiple-Draw Term Reduction Date set forth in this Section 2.2(d) shall be determined in accordance with the provisions of Section 2.13.

(g) Each Multiple-Draw Term Reduction Installment shall be accompanied by accrued interest on the amount being prepaid to the date of such prepayment and funding costs due the Multiple-Draw Term Lenders, if any, in accordance with Section 2.17.

(h) Neither the Agent nor any Multiple-Draw Term Lender shall be responsible for the obligations or Multiple-Draw Term Commitment of any other Multiple-Draw Term Lender hereunder, nor will the failure of any Multiple-Draw Term Lender to comply with the terms of this Agreement relieve any other Multiple-Draw Term Lender or the Borrower of their obligations under this Agreement and the Multiple-Draw Term Notes. Nothing herein shall be deemed to relieve any Multiple-Draw Term Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights which the Borrower may have against any Multiple-Draw Term Lender as a result of any default by such Multiple-Draw Term Lender hereunder.

(i) The Multiple-Draw Term Commitment of each Multiple-Draw Term Lender and the Aggregate Multiple-Draw Term Commitment shall terminate on the Multiple-Draw Term Maturity Date.

2.3 Term B Loans; Term B Commitment Amounts.

(a) Subject to the terms and conditions hereof, each Lender having a Term B Commitment severally agrees to make a term loan through its Applicable Lending Office to the Borrower on the Closing Date (each a “Term B Loan”, and collectively, the “Term B Loans”) in accordance with the provisions of this Agreement. The principal amount of each Term B Lender’s Term B Loan shall be in the amount of its Term B Commitment.

(b) Subject to Sections 2.12 and 2.14, the Term B Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with either Section 2.3(d) or 2.8. Each Term B Lender may make or maintain its Term B Loans through any Applicable Lending Office.

(c) The Term B Loans made by each Term B Lender to the Borrower shall be evidenced by the books and records of such Term B Lender maintained by such Lender in the ordinary course of business. Upon the request of any Term B Lender made through the Agent, such Term B Lender’s Term B Loans may be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-3 (a “Term B Note”), instead of or in addition to such Lender’s books and records, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Term B Lender. Each Term B Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Term B Loans made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Term B Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Term B Lender to make any such recordation or notation in the books and records of the Term B Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Term B Notes. Any Term B Note shall (i) be dated the Closing Date, (ii) provide for the payment of interest in accordance with Sections 2.10 and 2.11 and (iii) be stated to be payable on the Term B Maturity Date.

(d) The Borrower shall give the Agent irrevocable written notice (which notice must be received by the Agent prior to 10:00 A.M., Los Angeles time, one Business Day prior to the Closing Date or, if all or any part of the Term B Loans are requested to be made as LIBOR Loans, three Eurodollar Business Days prior to the Closing Date) requesting that the Term B Lenders make the Term B Loans on the Closing Date and specifying (i) the aggregate amount of Term B Loans requested to be made (which shall be the full Aggregate Term B Commitment), (ii) subject to Section 2.3(b), whether the Term B Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof, (iii) if the Term B Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Term B Loan and the respective lengths of the initial Interest Periods therefor and (iv) the certificate regarding compliance with the Senior Subordinated Notes Indenture required by Section 4.3(d). On receipt of such notice, the Agent shall promptly notify each Term B Lender thereof not later than 11:00 A.M., Los Angeles time, on the date of receipt of such notice. On the proposed borrowing date, not later than 12:00 noon, Los Angeles time, each Term B Lender shall make available to the Agent at its office specified in Section 9.2 the amount of such Term B Lender’s

Term B Commitment in immediately available funds. The Agent may, in the absence of notification from any Term B Lender that such Term B Lender has not made its Term B Commitment available to the Agent, on such date, credit the account of the Borrower on the books of such office of the Agent with the aggregate amount of Term B Loans.

(e) On each date described in the following table (each a “Term B Reduction Date”), the Borrower shall repay the principal of the Term B Loans in an aggregate amount equal to the amount set forth below opposite such Term B Reduction Date (each such payment, a “Term B Reduction Installment”):

Term B Reduction Date	Principal Payment
December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006	$437,500
December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007	$437,500
December 31, 2007, March 31, 2008, June 30, 2008, September 30, 2008	$437,500
December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009	$437,500
December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010	$437,500
December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011	$437,500
December 31, 2011	$82,250,000
Term B Maturity Date	$82,250,000

(f) All outstanding Term B Loans shall be due and payable, to the extent not previously paid in accordance with the terms hereof, on the Term B Maturity Date. The aggregate amount payable to any Term B Lender on any Term B Reduction Date set forth in this Section 2.3(f) shall be determined in accordance with the provisions of Section 2.13.

(g) Each Term B Reduction Installment shall be accompanied by accrued interest on the amount being prepaid to the date of such prepayment and funding costs due the Term B Lenders, if any, in accordance with Section 2.17.

(h) Neither the Agent nor any Term B Lender shall be responsible for the obligations or Term B Commitment of any other Term B Lender hereunder, nor will the failure of any Term B Lender to comply with the terms of this Agreement relieve any other Term B Lender or the Borrower of their obligations under this Agreement and the Term B Notes. Nothing herein shall be deemed to relieve any Term B Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights which the Borrower may have against any Term B Lender as a result of any default by such Term B Lender hereunder.

2.4 Incremental Loan Facility.

(a) From time to time, the Borrower, and all or certain of the Lenders or other Persons who agree in writing to participate in such facility and who are selected by the Borrower with the consent of the Agent, such consent not to be unreasonably withheld (such Lenders and other Persons, the “Incremental Loan Lenders”) may, during the period from and including the Closing Date to but excluding August 24, 2006, activate all or a portion of the Aggregate Incremental Loan Commitment by executing and delivering to the Agent an Activation Notice specifying the respective Incremental Loan Commitments (or additional Incremental Loan Commitments, as applicable) of the Incremental Loan Lenders and the Activation Date, and otherwise duly completed. Notwithstanding any provision in this Agreement to the contrary, the Aggregate Incremental Loan Commitment shall not exceed the Maximum Incremental Loan Facility. Each activation of all or a portion of the Aggregate Incremental Loan Commitment shall be subject to the prior satisfaction of the conditions precedent set forth in Section 4.2. The Incremental Loan facility may be a term loan facility or a revolving loan facility, as selected by the Borrower and agreed to by the Incremental Loan Lenders. Each Incremental Loan Lender severally agrees, on the terms and conditions of this Agreement, to make the Incremental Loans through its Applicable Lending Office to the Borrower either (i) on the Activation Date (if such facility is a term loan facility ) or (ii) from time to time from and including the Activation Date to but excluding the Incremental Loan Commitment Expiration Date (if such facility is a revolving loan facility) (each an “Incremental Loan” and, collectively, the “Incremental Loans”) in an aggregate principal amount up to but not exceeding its Incremental Loan Commitment. Nothing in this Section 2.4(a) shall be construed to obligate any Lender to execute an Activation Notice.

The principal amount of each Incremental Loan Lender’s Incremental Loan shall be in an amount equal to the product of (i) such Incremental Loan Lender’s Incremental Loan Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Incremental Loan or Incremental Loans requested; provided that in no event shall any Incremental Loan Lender be obligated to make an Incremental Loan if after giving effect to such Incremental Loan such Incremental Loan Lender’s Incremental Loans outstanding would exceed its Incremental Loan Commitment or if the amount of such requested Incremental Loan is in excess of such Incremental Loan Lender’s Available Incremental Loan Commitment.

(b) The interest rate, fees and other terms to be applicable to the Incremental Loans, including scheduled reductions of the Aggregate Incremental Loan Commitment, if any, shall be determined by the Incremental Loan Lenders at the time of execution of the relevant Activation Notice and set forth therein; provided that, in no event shall the interest rate applicable to the Incremental Loans be greater than the highest interest rate applicable to the Loans (including the Applicable Margin thereon) on the Activation Date. Notwithstanding the foregoing, in no event shall the Incremental Loans amortize at a rate faster than the Term Loans. Each Incremental Loan Lender may make or maintain its Incremental Loans to the Borrower by or through any Applicable Lending Office.

(c) The Incremental Loans made by each Incremental Loan Lender to the Borrower shall be evidenced by the books and records of such Incremental Loan Lender maintained by such Lender in the ordinary course of business. Upon the request of any Incremental Loan Lender made through the Agent, such Incremental Loan Lender’s Incremental Loans may be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-4 (an “Incremental Note”), instead of or in addition to such Lender’s books and records, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Incremental Loan Lender. Each Incremental Loan Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Incremental Loans made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Incremental Loan Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Incremental Loan Lender to make any such recordation or notation in the books and records of the Incremental Loan Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Incremental Notes. Any Incremental Note shall (i) be dated the date of issuance thereof, (ii) provide for the payment of interest as determined pursuant to Section 2.4(b) and (iii) be stated to be payable on the Incremental Loan Commitment Expiration Date.

(d) The Borrower shall give the Agent irrevocable written notice (which notice must be received by the Agent prior to 10:00 A.M., Los Angeles time, one Business Day prior to each proposed borrowing date or, if all or any part of the Incremental Loans are requested to be made as LIBOR Loans, three Eurodollar Business Days prior to each proposed borrowing date), on or after any Activation Date, requesting that the Incremental Loan Lenders make the Incremental Loans on the proposed borrowing date and specifying (i) the aggregate amount of Incremental Loans requested to be made, (ii) subject to Section 2.4(b), whether the Incremental Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof, (iii) if the Incremental Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Incremental Loan and the respective lengths of the initial Interest Periods therefor and (iv) the certificate regarding compliance with the Senior Subordinated Notes Indenture required by Section 4.3(d). Upon receipt of such notice the Agent shall promptly notify each Incremental Loan Lender thereof not later than 11:00 A.M., Los Angeles time, on the date of receipt of such notice. On the proposed borrowing date, not later than 12:00 noon, Los Angeles time, each Incremental Loan Lender shall make available to the Agent at its office specified in Section 9.2 the amount of such Incremental Loan Lender’s pro rata share of the aggregate borrowing amount (as determined in accordance with the second paragraph of Section 2.4(a)) in immediately available funds. The Agent may, in the absence of notification from any Incremental Loan Lender that such Incremental Loan Lender has not made its pro rata share available to the Agent, on such date, credit the account of the Borrower on the books of such office of the Agent with the aggregate Incremental Loans.

(e) Neither the Agent nor any Incremental Loan Lender shall be responsible for the obligations or Available Incremental Loan Commitment of any other Incremental Loan Lender hereunder, nor will the failure of any Incremental Loan Lender to comply with the terms of this Agreement relieve any other Incremental Loan Lender or the Borrower of their obligations under this Agreement and the Incremental Notes. Nothing herein shall be deemed to relieve any Incremental Loan Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrower may have against any Incremental Loan Lender as a result of any default by such Incremental Loan Lender hereunder.

(f) Reductions of the Aggregate Incremental Loan Commitment pursuant to Section 2.7 or as contemplated by the Activation Notice shall automatically effect a reduction of the Incremental Loan Commitment of each Incremental Loan Lender to an amount equal to the product of (i) the Aggregate Incremental Loan Commitment of all Incremental Loan Lenders, as reduced pursuant to Section 2.7 or such Activation Notice and (ii) the Incremental Loan Commitment Percentage of such Incremental Loan Lender, in each case determined immediately prior to such reduction of the Aggregate Incremental Loan Commitment on such date.

(g) Upon each reduction of the Aggregate Incremental Loan Commitment, the Borrower shall (i) pay the unused commitment fee (if any shall be contemplated by the Activation Notice) accrued on the amount of the Aggregate Incremental Loan Commitment so reduced through the date of such reduction, (ii) prepay the amount, if any, by which the aggregate unpaid principal amount of the Incremental Loans exceeds the amount of the Aggregate Incremental Loan Commitment as so reduced, together with accrued interest on the amount being prepaid to the date of such prepayment and (iii) compensate the Incremental Loan Lenders for their funding costs, if any, in accordance with Section 2.17.

(h) The Incremental Loan Commitment of each Lender and the Aggregate Incremental Loan Commitment shall terminate on the Incremental Loan Commitment Expiration Date.

(i) Upon the effectiveness of each portion of the Aggregate Incremental Loan Commitment activated hereunder, each Incremental Loan Lender shall permit an adjustment (either through prepayment of a portion of its outstanding Incremental Loans or by allocation of borrowings of new Incremental Loans) by the Agent of its outstanding Incremental Loans such that upon such effectiveness, its Incremental Loans outstanding shall equal its Incremental Loan Commitment Percentage (as adjusted to reflect the new Aggregate Incremental Loan Commitment) multiplied by the Aggregate Incremental Loan Commitment.

2.5 Issuance of Letters of Credit.

(a) The Borrower shall be entitled to request the issuance of Letters of Credit from time to time from and including the Closing Date to but excluding the date which is two Business Days prior to the Revolving Loan Commitment Expiration Date, by giving the Agent a Letter of Credit Request at least three (3) Business Days before the requested date of issuance of such Letter of Credit (which shall be a Business Day). Any Letter of Credit Request received by the Agent later than 10:00 a.m., Los Angeles time, shall be deemed to have been received on the next Business Day. Each Letter of Credit Request shall be made in writing, shall be signed by a Responsible Officer, shall be irrevocable and shall be effective upon receipt by the Agent. Provided that a valid Letter of Credit Request has been received by the Agent and upon fulfillment of the other applicable conditions set forth in Section 4.3, the Agent will issue the requested Letter of Credit from its office specified in Section 9.2. No Letter of Credit shall (i) have an expiration date later than two Business Days prior to the Revolving Loan Commitment Expiration Date or (ii) be issued in a Letter of Credit Amount less than $300,000.

(b) Immediately upon the issuance of each Letter of Credit, the Agent shall be deemed to have sold and transferred to each Revolving Loan Lender, and each Revolving Loan Lender shall be deemed to have purchased and received from the Agent, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement and the related Letter of Credit Request in respect thereof in an amount equal to the product of (i) such Revolving Loan Lender’s Revolving Loan Commitment Percentage and (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). The Agent shall promptly advise each Revolving Loan Lender of the issuance of each Letter of Credit, the Letter of Credit Amount of such Letter of Credit, any change in the face amount or expiration date of such Letter of Credit, the cancellation or other termination of such Letter of Credit and any drawing under such Letter of Credit. As of the Closing Date, each letter of credit set forth on Schedule 1B is hereby deemed to have been issued under this Agreement, and each Revolving Loan Lender is hereby deemed as of the Closing Date to have purchased and received an undivided interest and participation in such Letter of Credit pursuant to this Section 2.5(b).

(c) The payment by the Agent of a draft drawn under any Letter of Credit shall first be made from any Cash Collateral Deposit held by the Agent with respect to such Letter of Credit. After any such Cash Collateral Deposit has been applied, the payment by the Agent of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Agent in its individual capacity as a Lender hereunder (in such capacity, the “Drawing Lender”) of a Base Rate Loan in the amount of such payment (but without any requirement of compliance with the conditions set forth in Section 4.3). In the event that any such Loan by the Drawing Lender resulting from a drawing under any Letter of Credit is not repaid by the Borrower by 10:00 a.m., Los Angeles time, on the day of payment of such drawing, the Agent shall promptly notify each other Revolving Loan Lender. Each Revolving Loan Lender shall, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business Day), make a Base Rate Loan, which shall be used to repay the applicable portion of the Base Rate Loan of the Drawing Lender with respect to such Letter of Credit drawing, in an amount equal to the amount of such Revolving Loan Lender’s participation in such drawing for application to repay the Drawing Lender (but without any requirement of compliance with the applicable conditions set forth in Section 4.3) and shall deliver to the Agent for the account of the Drawing Lender, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business Day) and in immediately available funds, the amount of such Base Rate Loan. In the event that any Revolving Loan Lender fails to make available to the Agent for the account of the Drawing Lender the amount of such Base Rate Loan, the Drawing Lender shall be entitled to recover such amount on demand from such Revolving Loan Lender together with interest thereon at the Federal Funds Effective Rate for each day such amount remains outstanding.

(d) The obligations of the Borrower with respect to any Letter of Credit, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit and any Base Rate Loan made under Section 2.5(c) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

(i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Agent, any Lender (other than the defense of payment to a Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;

(iii) any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever; and

(iv) any exchange, release or nonperfection of any Collateral or other collateral, or any release, amendment or waiver of or consent to departure from any Guarantee, other Loan Document or other guaranty, for any of the Obligations of the Borrower in respect of the Letters of Credit.

(e) The Borrower shall pay to the Agent for the account of the Revolving Loan Lenders with respect to each Letter of Credit issued hereunder, for the period from and including the day such Letter of Credit is issued to but excluding the day such Letter of Credit expires, a letter of credit fee equal to the product of (i) the Applicable Revolving Margin for LIBOR Loans per annum and (ii) the Letter of Credit Amount of such Letter of Credit from time to time, such letter of credit fee to be payable quarterly in arrears on the last day of each March, June, September and December and on the expiration date of such Letter of Credit.

(f) The Borrower shall pay to the Agent for its own account, with respect to each Letter of Credit issued hereunder, from time to time such additional reasonable fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with the Agent’s standard internal charge guidelines and the related Letter of Credit Request.

(g) The Borrower agrees to the provisions in the Letter of Credit Request form; provided, however, that the terms of the Loan Documents shall take precedence if there is any inconsistency between the terms of the Loan Documents and the terms of said form.

(h) The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent nor any Lender nor any of their respective officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; or (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Agent may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

2.6 Optional Prepayments. The Borrower may, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty (subject to Section 2.17), upon at least three Business Days’ irrevocable written notice, in the case of LIBOR Loans, and upon at least one Business Day’s irrevocable written notice, in the case of Base Rate Loans, from the Borrower to the Agent, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each and whether the prepayment is of Multiple-Draw Term Loans, Term B Loans, Incremental Loans or Revolving Loans, or a combination thereof, and, if a combination thereof, the amount allocable to each. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. Any prepayment of principal of Term B Loans shall be applied to the outstanding Term B Reduction Installments on a pro rata basis. Any prepayment of principal of Multiple-Draw Term Loans shall be applied to the outstanding Multiple-Draw Term Reduction Installments on a pro rata basis.

2.7 Mandatory Prepayments. (a) On the next Business Day following receipt by the Borrower or any of its Subsidiaries of any Net Proceeds with respect to an Asset Disposition or an Asset Swap, the Borrower shall prepay the Loans (and such prepayment shall be applied as set forth in Section 2.7(f)) and, after all Loans have been prepaid, make a Cash Collateral Deposit in an amount up to the aggregate Letter of Credit Amount with respect to all outstanding Letters of Credit, in an amount equal to 100% of such Net Proceeds; provided that if the Maximum Total Debt Ratio as of the date of such Asset Disposition or Asset Swap, on a pro forma basis assuming the consummation of such Asset Disposition or Asset Swap, is (i) greater than or equal to 5.0:1, but less than 6.0:1, such percentage shall be 50% and (ii) less than 5.0:1, such percentage shall be 0%; provided, further, that no prepayment shall be required with respect to an Asset Disposition or Asset Swap:

(i) to the extent that the aggregate fair market value of assets subject to Asset Dispositions and Asset Swaps (including the value of the assets subject to such Asset Disposition or Asset Swap, as the case may be) consummated during the period from and including the Closing Date to but excluding the second anniversary of the Closing Date is less than or equal to $75,000,000, so long as no Default shall have occurred and be continuing at the time of consummation of such Asset Disposition or Asset Swap; or

(ii) if and to the extent that the Net Proceeds of such Asset Disposition or Asset Swap are used, within 540 days of such disposition, to make investments permitted by Section 6.7 (provided that, if an Event of Default shall occur and be continuing prior to any such investment, all such proceeds shall be immediately used to prepay the Loans, or make a Cash Collateral Deposit, as applicable, in accordance with Section 2.7(f)). The Agent shall have a first-priority perfected Lien (subject to Section 6.3) on any assets so acquired.

On or prior to the date of any Asset Disposition or Asset Swap, the Borrower agrees to provide the Agent with calculations used by the Borrower in determining the amount of any such prepayment (or in determining that a prepayment is not required) under this Section 2.7(a).

(b) In the event that at the end of any fiscal year of the Borrower ending on and after December 31, 2006 there shall exist Excess Cash Flow with respect to such fiscal year, then on the date which is ten Business Days after the earlier to occur of (i) the date upon which the audited financial statements of the Borrower with respect to such fiscal year become available and (ii) the 90th day after the end of such fiscal year, the Borrower shall prepay the Loans (and such prepayment shall be applied as set forth in Section 2.7(f)) and, after all Loans have been prepaid, make a Cash Collateral Deposit in an amount up to the aggregate Letter of Credit Amount with respect to all outstanding Letters of Credit, in an amount equal to 50% of such Excess Cash Flow; provided that no such prepayment shall be required if the Maximum Total Debt Ratio as of the end of such fiscal year is less than 5.0:1. On or prior to the date of any prepayment required by this Section 2.7(f), the Borrower agrees to provide the Agent with the calculations, substantially in the form of Exhibit G hereto, used by the Borrower in determining the amount of any such prepayment.

(c) If the Borrower or any of its Subsidiaries receives insurance proceeds or condemnation proceeds with respect to any of their Properties which are not fully applied (or contractually committed pursuant to contract(s) approved by the Agent in its reasonable discretion) toward the repair or replacement of such damaged or condemned Property by the earlier of (i) 180 days after the receipt thereof and (ii) the occurrence and continuance of an Event of Default, then the Borrower shall, on such 180th day (or, if earlier, upon the occurrence of such Event of Default) prepay the Loans and, after all Loans have been prepaid, make a Cash Collateral Deposit, in an amount equal to the amount of such proceeds not so applied (and such prepayment shall be applied as set forth in Section 2.7(f)); provided that no prepayment pursuant to clause (i) shall be required to the extent the aggregate amount of insurance proceeds and condemnation proceeds received since the Closing Date is less than or equal to $1,000,000.

(d) In the event that the Borrower or any of its Subsidiaries makes an Equity Offering, the Borrower shall immediately prepay the Loans (and such prepayment shall be applied as set forth in Section 2.7(f)) and, after all Loans have been prepaid, make a Cash Collateral Deposit, in the amount necessary to cause the Maximum Total Debt Ratio (calculated on a pro forma basis as of the most recently ended fiscal quarter, giving effect to such Equity Offering as if it had occurred, and the Net Proceeds thereof had been applied, on the last day of such quarter) to be at least one multiple lower than the required Maximum Total Debt Ratio applicable to such fiscal quarter pursuant to Section 6.1(a); provided that no prepayment shall be required with respect to an Equity Offering if the Net Proceeds thereof are used, within 360 days of such Equity Offering, to make investments permitted by Section 6.7(a) (provided that, if an Event of Default shall occur and be continuing prior to any such investment, all such proceeds shall be immediately used to prepay the Loans, or make a Cash Collateral Deposit, as applicable, in accordance with Section 2.7(f)). Nothing in this Section 2.7(d) shall be deemed to constitute the Lenders’ agreement to any Change of Control.

(e) In the event that the Borrower or any of its Subsidiaries makes a Debt Offering of Subordinated Indebtedness, the Borrower shall immediately prepay the Loans (and such prepayment shall be applied as set forth in Section 2.7(f)) and, after all Loans have been prepaid, make a Cash Collateral Deposit in an amount up to the aggregate Letter of Credit Amount with respect to all outstanding Letters of Credit, in an amount equal to the lesser of (i) 100% of the Net Proceeds of such Debt Offering and (ii) the amount, if any, necessary to cause compliance by the Borrower with the provisions of Section 6.1, in each case on a pro forma basis assuming consummation of such Debt Offering; provided that no Default shall have occurred and be continuing.

(f)

(i) Each prepayment of the Loans pursuant to this Section 2.7 shall be applied first, to the outstanding principal amount of the Multiple-Draw Term Loans and the Term B Loans on a pro rata basis based on the principal amount of Multiple-Draw Term Loans, on the one hand, and the principal amount of Term B Loans, on the other hand, outstanding on the date of such prepayment, each such prepayment to be applied to the Multiple-Draw Term Reduction Installments and Term B Reduction Installments outstanding on the date of such prepayment on a pro rata basis, second to the outstanding principal amount of the Revolving Loans and third, to the outstanding principal amount of the Incremental Loans. Each prepayment shall be accompanied by payment in full of all accrued interest and, if applicable, accrued commitment fees thereon to and including the date of such prepayment, together with any additional amounts owing pursuant to Section 2.17.

Notwithstanding the foregoing, any prepayment made pursuant to Section 2.7(d) prior to the date that is 540 days after the Closing Date shall be applied solely to the outstanding principal amount of Revolving Loans, with no corresponding reduction to the Aggregate Revolving Loan Commitment.

(ii) The Borrower agrees to give the Agent at least seven Business Days’ irrevocable written notice of any prepayment under this Section 2.7. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. If, within five Business Days’ after receipt by the Multiple-Draw Term Lenders and the Term B Lenders of such notice, the Agent shall have received written notice from any Multiple-Draw Term Lender or Term B Lender that such Lender declines to receive its share of such prepayment, then, notwithstanding any provision herein to the contrary, amounts which would have otherwise been applied to the Multiple-Draw Term Loan or Term B Loan, as applicable, of such Lender under this Section 2.7 shall instead be applied to the outstanding amounts of Incremental Loans and Revolving Loans on a pro rata basis.

(iii) If, at any time, the Revolving Loans are repaid in full, additional prepayments hereunder shall be applied first, to make a Cash Collateral Deposit in an amount which, when added to all other Cash Collateral Deposits held by the Agent, will cause the aggregate amount of Cash Collateral Deposits held by the Agent to equal the aggregate Letter of Credit Amount and thereafter, to permanently reduce the Aggregate Revolving Loan Commitment by an amount equal to what such prepayment would have been under this Section 2.7 if Revolving Loans had been outstanding against which to apply such prepayment. Each prepayment of the Revolving Loans and each Cash Collateral Deposit under this Section 2.7 shall be applied to permanently reduce the Aggregate Revolving Loan Commitment pro rata with respect to each of the scheduled reduction dates set forth in Section 2.1(e) remaining at such time.

(iv) No Multiple-Draw Term Loans or Term B Loans prepaid under this Section 2.7 shall be available for reborrowing. Each prepayment of the Incremental Loans under this Section 2.7 shall be applied to permanently reduce the Aggregate Incremental Loan Commitment and as otherwise provided in the relevant Activation Notice.

(v) Cash Collateral Deposits held by the Agent shall be applied to reimburse drawings on Letters of Credit in the order in which such drawings are presented to the Agent. Upon written request of the Borrower with regard to any Letter of Credit for which the Agent is holding a Cash Collateral Deposit, the Agent shall release to the Borrower any portion of such Cash Collateral Deposit not applied to reimburse drawings thereunder upon the earliest of (i) fourteen days following expiration of such Letter of Credit according to its terms, (ii) receipt by the Agent of written acknowledgement from the beneficiary of such Letter of Credit (a “Beneficiary Acknowledgement”) requesting the cancellation thereof and relinquishing all its rights thereunder, which Beneficiary Acknowledgement shall be accompanied by the original of such Letter of Credit and (iii) receipt by the Agent of a Beneficiary Acknowledgement and a certificate of a Responsible Officer of the Borrower stating that thirty days have elapsed since the beneficiary of such Letter of Credit received a written request from the Borrower to cancel and return the original of such Letter of Credit, and such beneficiary has failed to respond to such request (provided that, with respect to the preceding clause (iii), the Agent shall not be required to release such Cash Collateral Deposit if the Letter of Credit to which it relates by its terms permits the transfer thereof to a successive beneficiary without the prior written consent of the Agent); provided that, in any case, no Default has occurred and is continuing.

2.8 Conversion and Continuation Options

(a) The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans, by the Borrower giving the Agent at least two Business Days’ prior irrevocable written notice of such election pursuant to a Continuation Notice, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by the Borrower giving the Agent at least three Eurodollar Business Days’ prior irrevocable written notice of such election pursuant to a Continuation Notice. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. All or any part of outstanding LIBOR Loans and Base Rate Loans may be converted as provided herein, provided that (i) any such conversion may only be made if, after giving effect thereto, Section 2.9 shall not have been contravened, (ii) no Incremental Loan may be converted into a LIBOR Loan after the date that is one month prior to the Incremental Loan Commitment Expiration Date, (iii) no Revolving Loan may be converted into a LIBOR Loan after the date that is one month prior to the Revolving Loan Commitment Expiration Date and (iv) the Borrower shall not have the right to elect to continue at the end of the applicable Interest Period, or to convert to, a LIBOR Loan if a Default shall have occurred and be continuing.

(b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such LIBOR Loan, provided that no LIBOR Loan may be continued as such (i) if, after giving effect thereto, Section 2.9 would be contravened, (ii) with respect to Incremental Loans, after the date that is one month prior to the Incremental Loan Commitment Expiration Date, (iii) with respect to Revolving Loans, after the date that is one month prior to the Revolving Loan Commitment Expiration Date or (iv) if a Default shall have occurred and be continuing and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to Base Rate Loans on the last day of such then-expiring Interest Period.

2.9 Minimum Amounts of Tranches; Minimum Borrowings. All borrowings, conversions and continuations of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the LIBOR Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and, in any case, there shall not be more than 12 Tranches. Except as set forth in Section 2.5(c), all borrowings of Base Rate Loans shall be in a minimum amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

2.10 Interest Rates and Payment Dates.

(a) Each Revolving Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus the Applicable Revolving Margin for LIBOR Loans and (ii) if a Base Rate Loan, bear interest at a rate per annum equal to the Base Rate plus the Applicable Revolving Margin for Base Rate Loans.

(b) Each Multiple-Draw Term Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus the Applicable Term Margin for LIBOR Loans and (ii) if a Base Rate Loan, bear interest at a rate per annum equal to the Base Rate plus the Applicable Term Margin for Base Rate Loans.

(c) Each Term B Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus the Applicable Term Margin for LIBOR Loans and (ii) if a Base Rate Loan, bear interest at a rate per annum equal to the Base Rate plus the Applicable Term Margin for Base Rate Loans.

(d) If Event of Default shall have occurred and be continuing, all amounts outstanding shall bear interest at a rate per annum which is the rate described in paragraph (a), (b) or (c) of this Section, as applicable, plus 2% from the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (after as well as before judgment).

(e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable on demand.

(f) For purposes of determining (i) the Applicable Revolving Margin for Revolving Loans and (ii) the Applicable Revolving Margin for the letter of credit fees referred to in Section 2.5(e), interest rates on Revolving Loans and such fees shall be calculated on the basis of the Maximum Total Debt Ratio set forth in the most recent Covenant Compliance Certificate received by the Agent in accordance with Section 5.1(b). For accrued and unpaid interest and fees only (no changes being made for interest or fee payments previously made), changes in interest rates on Revolving Loans, or in such fees, attributable to changes in the Applicable Revolving Margin caused by changes in the Maximum Total Debt Ratio shall be calculated upon the delivery of a Covenant Compliance Certificate, and such change shall be effective (y) in the case of a Base Rate Loan or such fees, from the first day subsequent to the last day covered by the Covenant Compliance Certificate and (z) in the case of a LIBOR Loan, from the first day of the Interest Period applicable to such LIBOR Loan subsequent to the last day covered by the Covenant Compliance Certificate. If, for any reason, the Borrower shall fail to deliver a Covenant Compliance Certificate when due in accordance with Section 5.1(b), and such failure shall continue for a period of ten days, the Revolving Leverage Level shall be deemed to be Revolving Leverage Level 1 for purposes of determining the Applicable Revolving Margin on Revolving Loans or fees, as applicable, in each case retroactive to the date on which the Borrower should have delivered such Covenant Compliance Certificate and shall continue until a Covenant Compliance Certificate indicating a different Revolving Leverage Level is delivered to the Agent. Notwithstanding the foregoing, the Applicable Revolving Margin for the period from the Closing Date to and including the date on which the Agent receives the financial statements required by Section 5.1(a) with respect to the Borrower’s fiscal quarter ending December 31, 2004, shall be Revolving Leverage Level 1.

2.11 Computation of Interest and Fees.

(a) Interest on Base Rate Loans (other than Base Rate Loans based on the Federal Funds Effective Rate) shall be calculated on the basis of a 365- (or 366-, as the case may be), day year for the actual days elapsed and interest on LIBOR Loans, unused commitment fees and all other Obligations of the Borrower shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Adjusted Rate. Any change in the interest rate on a

Loan resulting from a change in the Base Rate or the LIBOR Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Base Rate is announced or such change in the LIBOR Reserve Requirements becomes effective, as the case may be. The Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

2.12 Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period:

(a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Adjusted Rate for such Interest Period, or

(b) the Agent shall have received notice from the Majority Lenders acting in good faith that the LIBOR Adjusted Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall accrue interest at the Base Rate, (y) Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Base Rate Loans and (z) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to LIBOR Loans.

2.13 Pro Rata Treatment and Payments. Each borrowing by the Borrower from the Lenders hereunder, and any reduction of the Aggregate Revolving Loan Commitment, the Aggregate Multiple-Draw Term Commitment or the Aggregate Incremental Loan Commitment, shall be made pro rata according to the respective Revolving Loan Commitment Percentage, Multiple-Draw Term Commitment Percentage, Term B Commitment Percentage and Incremental Commitment Percentage, as applicable, of the applicable Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal and interest amounts of such Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, Los Angeles time, on the due date thereof to the Agent, for the account of the applicable Lenders, at the Agent’s office specified in Section 9.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Loan becomes due and payable on a day other than a Eurodollar Business Day, the maturity thereof shall be extended to the next succeeding Eurodollar Business Day (and interest shall continue to accrue thereon at the applicable rate) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Eurodollar Business Day.

2.14 Illegality. Notwithstanding any other provision herein, if any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or Applicable Lending Office to make or maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert Base Rate Loans to LIBOR Loans shall forthwith be suspended during such period of illegality and (b) the Loans of such Lender or Applicable Lending Office then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17. To the extent that a Lender’s LIBOR Loans have been converted to Base Rate Loans pursuant to this Section 2.14, all payments and prepayments of principal that otherwise would be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans.

2.15 Increased Costs.

(a) In the event that any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law but, if not having the force of law, generally applicable to and complied with by banks and financial institutions of the same general type as such Lender in the relevant jurisdiction) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, letters of credit or guarantees issued by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Applicable Lending Office which is not otherwise included in the determination of the LIBOR Adjusted Rate hereunder; or

(ii) shall impose on such Lender or Applicable Lending Office any other condition;

and the result of any of the foregoing is to increase the cost to the Agent of issuing or maintaining any Letter of Credit by an amount which the Agent deems to be material, or to such Lender or Applicable Lending Office, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans, or purchasing or maintaining any participation in a Letter of Credit, or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrower shall immediately pay to the Agent, for its own account or on behalf of such Lender or Applicable Lending Office, as applicable, upon the demand of the Agent for itself or at the request of such Lender, as applicable, any additional amounts necessary to compensate such Lender or the Agent, as applicable, for such increased cost or reduced amount receivable. If the Agent, any Lender or any Applicable Lending Office becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower, through the Agent, of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail the computation of any such additional amounts payable pursuant to this Section submitted by the Agent or such Lender or Applicable Lending Office, through the Agent, to the Borrower shall be conclusive evidence of the accuracy of the information so recorded, absent manifest error. This covenant shall survive the termination of this Agreement, expiration of the Letters of Credit and the payment of the Loans and all other amounts payable hereunder.

(b) If, after the date of this Agreement, the introduction of or any change in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender, and such Lender (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) determines that the amount of capital maintained by such Lender or such corporation which is attributable to or based upon the Loans, the Letters of Credit, the Commitments or this Agreement must be increased as a consequence of such introduction or change by an amount deemed by such Lender to be material, then, upon demand of the Agent at the request of such Lender, the Borrower shall immediately pay to the Agent on behalf of such Lender, additional amounts sufficient to compensate such Lender or such corporation for the increased costs to such Lender or corporation of such increased capital. Any such demand shall be accompanied by a certificate of such Lender setting forth in reasonable detail the computation of any such increased costs, which certificate shall be conclusive, absent manifest error. This obligation of the Borrower under this Section 2.15(b) shall survive repayment of the Loans, expiration of the Letters of Credit and all other amounts hereunder in full and the termination of this Agreement.

2.16 Taxes.

(a) All payments made by the Borrower in respect of the Obligations shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein, other than Excluded Taxes (all such non-Excluded Taxes being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender in respect of the Obligations, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. The Borrower agrees to indemnify the Agent and each Lender for the full amount of Taxes (including any Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section), paid by the Agent or such Lender. The Agent or a Lender, as the case may be, shall deliver to the Borrower a certificate in good faith setting forth the amount of such Taxes, the calculation of such Taxes and an explanation of the requirement therefor, all in reasonable detail and such certificate shall be conclusive, absent manifest error. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent, for its own account or for the account of such Lender, as the case may be, a copy of an original official receipt received by the Borrower showing payment thereof or such other evidence of payment reasonably satisfactory to the Agent. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties (and related reasonable fees and expenses of counsel) that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Loans and all other amounts payable hereunder. The Borrower shall have no obligation under this Section 2.16(a) to any applicable Lender that does not comply with Section 2.16(b).

(b) Each Lender that is not organized under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent two duly completed copies of the following, as applicable to it: (i) United States Internal Revenue Service Form W-9, W-8BEN or W-8ECI (as applicable to it) or successor applicable form, as the case may be, or (ii) in the case of a Lender that is claiming an exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, (A) an Internal Revenue Service Form W-8 or successor applicable form and (B) a certificate of such Lender (a “Tax Compliance Certificate”) to the effect that (1) such Lender is not (x) a “bank” for purposes of Section 881(c) of the Code, (y) a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower or any Subsidiary or (z) a controlled foreign corporation related to the Borrower or any Subsidiary (within the meaning of Section 864(d)(4) of the Code) and (2) such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each such Lender also agrees to deliver to the Borrower and the Agent two further copies of the said Form W-9, W-8BEN or W-8ECI, or a Tax Compliance Certificate (as applicable to it) or successor applicable forms or Certificate or other manner or certification, as the case may be, on or before the date that any such form or Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent, unless in any such case an event beyond the control of such Lender (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms or Certificate inapplicable or which would prevent such Lender from duly completing and delivering any such form or Certificate with respect to it and such Lender so advised the Borrower and the Agent. Each such Lender shall certify pursuant to Form W-9, W-8BEN or W-8ECI, or the Tax Compliance Certificate (as applicable to it), that (i) it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) that it is entitled to a complete exemption from United States backup withholding tax.

2.17 Funding Losses. If the Borrower makes any payment or prepayment of principal with respect to any LIBOR Loan on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to make a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Loan), including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Commitment Fees.

(a) The Borrower agrees to pay to the Revolving Loan Lenders a commitment fee to be shared pro rata among the Revolving Loan Lenders with respect to the Revolving Loan Commitments for the period from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date, based on the aggregate amount, for each day during such period, of the unused Aggregate Revolving Loan Commitment from time to time in effect, computed at the applicable per annum rate set forth below:

Unused Aggregate Revolving Loan Commitment	Commitment Fee Rate
< 50%	0.250%
≥ 50%	0.500%

Such fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Loan Commitment Expiration Date, commencing on the first such date to occur after the Closing Date.

(b) The Borrower agrees to pay to the Multiple-Draw Term Lenders a commitment fee to be shared pro rata among the Multiple-Draw Term Lenders with respect to the Multiple-Draw Term Commitments for the period from and including the Closing Date to but excluding the Multiple-Draw Term Commitment Expiration Date, based on the aggregate amount, for each day during such period, of the unused Aggregate Multiple-Draw Term Commitment from time to time in effect, computed at the applicable per annum rate set forth below:

Unused Aggregate Multiple-Draw Term Commitment	Commitment Fee Rate
< 50%	0.250%
≥ 50%	0.500%

Such fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Multiple-Draw Term Commitment Expiration Date, commencing on the first such date to occur after the Closing Date.

2.19 Mitigation of Costs. If any Lender, by changing its Applicable Lending Office or taking any other reasonable action, so long as making such change or taking such other action is not disadvantageous to it in any financial, regulatory or other respect (as determined in such Lender’s sole discretion), can mitigate any adverse effect on the Borrower under Section 2.12, 2.14, 2.15, or 2.16, such Lender shall take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans and participate in the Letters of Credit, and to induce the Agent to issue the Letters of Credit, the Borrower hereby represents and warrants to the Agent and each Lender that:

3.1 Organization and Good Standing. The Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority (corporate, partnership, limited liability company and otherwise) to own its properties and to conduct its business as now conducted and as currently proposed to be conducted and (c) except as could not reasonably be expected to have a Material Adverse Effect, is duly qualified to conduct business as a foreign organization and is currently in good standing in each state and jurisdiction in which it conducts business. Each state and jurisdiction in which the Borrower or any Subsidiary is organized or is (or should be) qualified to conduct business is listed on Schedule 3.1 hereto.

3.2 Power and Authority. The Borrower has all requisite power and authority under applicable law and under its Organic Documents to borrow hereunder. The Borrower and each Subsidiary has all requisite power and authority under applicable law and under its Organic Documents to execute, deliver and perform the obligations under the Loan Documents to which it is a party. Except as disclosed on Schedule 3.2 hereto, all actions, waivers and consents (corporate, regulatory and otherwise) necessary or appropriate for the Borrower and each Subsidiary to execute, deliver and perform the Loan Documents to which it is a party have been taken and/or received.

3.3 Validity and Legal Effect. This Agreement constitutes, and the other Loan Documents to which the Borrower or any Subsidiary is a party constitute (or will constitute when executed and delivered), the legal, valid and binding obligations of the Borrower and each Subsidiary enforceable against it in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.4 No Violation of Laws or Agreements. The execution, delivery and performance of the Loan Documents, (a) will not violate or contravene any Requirement of Law, (b) will not result in any material breach or violation of, or constitute a material default under, any agreement or instrument by which the Borrower, any Subsidiary or any of its respective property may be bound, and (c) will not result in or require the creation of any Lien (other than pursuant to the Loan Documents ) upon or with respect to any properties of the Borrower or any Subsidiary, whether such properties are now owned or hereafter acquired.

3.5 Title to Assets; Existing Encumbrances; Intellectual and Real Property. The Borrower and each Subsidiary has good and marketable title to all of its real and personal properties and assets, free and clear of any Liens, except the security interests granted to the Agent for the benefit of the Lenders under the Loan Documents. Schedule B to the Security Agreement and each Guarantor Security Agreement lists each trademark, service mark, copyright, patent, database, customized application software and systems integration software, trade secret and other intellectual property owned, licensed, leased, controlled or applied for by the Borrower or any Subsidiary (the “Intellectual Property”). To the Borrower’s knowledge, no claim has been asserted and is pending by any Person challenging or questioning the use of any Material Intellectual Property or the validity or effectiveness of any Material Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the Borrower’s knowledge, the use of the Material Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, nor, to the Borrower’s knowledge, does the use by other Persons of Material Intellectual Property infringe on the rights of the Borrower and its Subsidiaries. Schedule 3.5A hereto lists each real property interest and license owned (excluding leases for outdoor advertising structures), leased or otherwise used by the Borrower or any Subsidiary, together with relevant identifying information describing, among other things, the location and use of each such real property interest or license, and whether such interest is owned or leased. Each such property and asset is in good order and repair (ordinary wear and tear excepted) and is fully covered by the insurance required under the Loan Documents. Each such property and asset owned by the Borrower is titled in the current legal name of the Borrower. Each such property and asset owned by any Subsidiary is titled in the current legal name of such Subsidiary. Neither the Borrower nor any Subsidiary has used (or permitted the filing of any financing statement under) any legal name at any time during the twelve consecutive calendar months immediately preceding the execution of this Agreement, except as identified on Schedule 3.5B hereto.

3.6 Capital Structure and Equity Ownership. As of the Closing Date, Schedule 3.6A hereto accurately and completely discloses (a) the number of shares and classes of equity ownership rights and interests of the Borrower (whether existing as common or preferred stock, general or limited partnership interests, or limited liability company membership interests, or warrants, options or other instruments convertible into such equity) and (b) the ownership thereof; provided that, with respect to shareholders of the Borrower, Schedule 3.6A may omit any shareholder holding, directly or indirectly, less than 5.0% of the Borrower’s Class A common stock. All such shares and interests are validly existing, fully paid and non-assessable.

(b) As of the Closing Date, there are no Equityholder Agreements except as set forth on Schedule 3.6B.

3.7 Subsidiaries, Affiliates and Investments. Schedule 3.7 hereto accurately and completely discloses (a) each Subsidiary and Affiliate of the Borrower (other than its officers and directors) and (b) each investment in or loan to any other Person by the Borrower or any Subsidiary.

3.8 Material Contracts. Each Material Contract existing as of the Closing Date is set forth on Schedule 3.8. Neither the Borrower nor any Subsidiary has committed any unwaived material breach or default under any Material Contract, and the Borrower has no knowledge or reason to believe that any other party to any Material Contract has or might have committed any material unwaived breach or default thereof. Each Material Contract is a legal, valid and binding obligation of the Borrower or Subsidiary, as the case may be, party thereto, enforceable in accordance with its terms. The Agent has received a complete and correct copy of each Material Contract (including in each case all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto and other side letters or agreements affecting the terms thereof.

3.9 Media Licenses. The Borrower and each Subsidiary possesses all Media Licenses necessary or required in the conduct of its businesses and/or the operation of its properties. Each Media License is valid, binding and enforceable on, against and by the Borrower or such Subsidiary, as applicable. Each Media License is subsisting without any material defaults thereunder or enforceable adverse limitations thereon, and no Media License is subject to any proceedings or claims opposing the issuance, renewal, development or use thereof or contesting the validity thereof. Schedule 3.9 hereto accurately and completely lists each material Media License directly or indirectly owned by the Borrower or any Subsidiary (including, whether or not otherwise “material”, each Media License issued by the FCC, and further including all pending applications and renewals therefor), together with relevant identifying information describing such Media License. Schedule 3.9 lists separately each license, permit or other authorization issued by the FCC to the Borrower or any Subsidiary (the “FCC Authorizations”) and accurately describes each FCC Authorization, including, among other things, the call sign, frequency or channel, community of license or other location, file number, issuance date (original or most recent renewal) and expiration date.

3.10 Taxes and Assessments. Except as disclosed on Schedule 3.10 hereto, the Borrower and each Subsidiary has timely filed all required tax returns and reports (federal, state and local) or has properly filed for extensions of the time for the filing thereof. The Borrower has no knowledge of any deficiency, penalty or additional assessment due or appropriate in connection with any such taxes. All taxes (federal, state and local) imposed upon the Borrower or any Subsidiary or any of its properties, operations or income have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof, except for those taxes being contested in good faith by appropriate proceedings diligently prosecuted and with adequate reserves reflected on the financial statements in accordance with GAAP (all as also disclosed on Schedule 3.10 hereto). There are no taxes imposed on the Borrower or its Subsidiaries by any political subdivision or taxing authority due or payable either on or by virtue of the execution and delivery by the Borrower, the Agent, or the Lenders of this Agreement or any other Loan Document to which the Borrower or the Subsidiaries are party, or on any payment to be made by the Borrower pursuant hereto or thereto.

3.11 Litigation and Legal Proceedings. Except as disclosed on Schedule 3.11 hereto, there is no litigation, claim, investigation, administrative proceeding, labor controversy or similar action that is pending or, to the best of the Borrower’s knowledge and information after due inquiry, threatened (i) with respect to any Loan Document or the transactions contemplated thereby or (ii) against the Borrower, any Subsidiary or any Property that, if adversely resolved, could have a Material Adverse Effect.

3.12 Accuracy of Financial Information.

(a) Each of (i) the unaudited consolidated and consolidating financial statements of the Borrower as of June 30, 2004 for the quarter then ended and (ii) the audited consolidated financial statements of the Borrower as of December 31, 2003, (A) have been prepared in accordance with GAAP consistently applied (except as described in Schedule 3.12 hereto), (B) fairly present the financial condition of the organizations covered thereby as of the dates and for the periods covered thereby and (C) disclose all material liabilities (contingent and otherwise) of the Borrower and its Subsidiaries.

(b) Since December 31, 2003 there has been no event or condition resulting in a Material Adverse Effect.

3.13 Accuracy of Other Information. The information given to the Agent or any Lender by the Borrower or any other Person in connection with the negotiation, preparation or delivery of the Loan Documents or included herein or therein or delivered pursuant hereto or thereto, taken as a whole, is in all material respects true, accurate and complete, and no such Person has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not misleading. All projections given to the Agent or any Lender by the Borrower or any other Person on behalf of the Borrower have been prepared with a reasonable basis and in good faith making use of such information as was available at the date such projection was made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made and as of the Closing Date, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

3.14 Compliance with Laws Generally. The Borrower and each Subsidiary is in compliance with all Requirements of Law applicable to it, its operations and its properties, except to the extent that any failure to comply would reasonably be expected to have a Material Adverse Effect.

3.15 ERISA Compliance.

(a) The Borrower and each Subsidiary is in compliance in all material respects with all applicable provisions of ERISA, and all rules, regulations and orders implementing ERISA.

(b) None of the Borrower, any Subsidiary or any ERISA Affiliate thereof maintains or contributes to (or has maintained or contributed to) any Multiemployer Plan under which the Borrower, any Subsidiary or any ERISA Affiliate thereof could have any withdrawal liability.

(c) None of the Borrower, any Subsidiary or any ERISA Affiliate thereof sponsors or maintains any defined benefit pension plan under which there is an accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived.

(d) The liability for accrued benefits under each defined benefit pension plan that will be sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate thereof (determined on the basis of the actuarial assumptions utilized by the PBGC) does not exceed the aggregate fair market value of the assets under each such defined benefit pension plan.

(e) The aggregate liability of the Borrower, each Subsidiary and each ERISA Affiliate thereof arising out of or relating to a failure of any employee benefit plan within the meaning of Section 3(2) of ERISA to comply with provisions of ERISA or the Code will not have a Material Adverse Effect.

(f) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of the Borrower, any Subsidiary or any ERISA Affiliate thereof under any plan, program or arrangement providing post-retirement, life or health benefits.

(g) No Reportable Event and no Prohibited Transaction has occurred or is occurring with respect to any plan with which the Borrower or any Subsidiary is associated.

3.16 Environmental Compliance.

(a) The Borrower and each Subsidiary has received all permits and filed all notifications necessary under and is otherwise in compliance in all material respects with all federal, state and local laws, rules and regulations governing the control, removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances and petroleum products, including, without limitation, as provided in the provisions of and the regulations under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, (ii) the Solid Waste Disposal Act, (iii) the Clean Water Act and the Clean Air Act, (iv) the Hazardous Materials Transportation Act, (v) the Resource Conservation and Recovery Act of 1976 and (vi) the Federal Water Pollution Control Act Amendments of 1972 (all of the foregoing enumerated and non-enumerated statutes, including without limitation any applicable state or local statutes, all as amended, collectively, the “Environmental Control Statutes”).

(b) Neither the Borrower nor any Subsidiary has given any written or oral notice to the Environmental Protection Agency (“EPA”) or any state or local agency with regard to any actual or imminently threatened removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products either (i) on properties owned or leased by the Borrower or such Subsidiary or (ii) otherwise in connection with the conduct of its business and operations.

(c) Neither the Borrower nor any Subsidiary has received notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

(d) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Control Statute to which the Borrower or any of its Subsidiaries is named as a party with respect to the Properties or the business conducted at the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Control Statute with respect to the Properties or such business.

3.17 Federal Regulations. No Letter of Credit and no part of the proceeds of any Loans are intended to be or will be used, directly or indirectly for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by the Agent, and in any event upon consummation of any acquisition involving the purchase of stock constituting margin stock by the Borrower or any Subsidiary, the Borrower will furnish to the Agent a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.

3.18 Fees and Commissions. Except as disclosed on Schedule 3.18 hereto, or as required by Section 2.18 hereof or any fee letter executed in connection with this Agreement, neither the Borrower nor any Subsidiary owes or will owe any fees or commissions of any kind in connection with this Agreement or the transactions contemplated hereby, and the Borrower does not know of any claim (or any basis for any claim) for any fees or commissions in connection with this Agreement or such transactions.

3.19 Solvency. Immediately prior to and upon the execution of this Agreement and the funding of the Loans and the issuance of any Letters of Credit to be funded or issued on the Closing Date, the Borrower and each Subsidiary was, is and will be Solvent.

3.20 FCC-Related Representations. Without limiting the generality of the foregoing representations and warranties, the Borrower further represents and warrants as follows:

(a) Except as described on Schedule 3.20(a) hereto, there is no outstanding or unresolved (i) application by the Borrower or any Subsidiary for any Media License (except for those applications described on Schedule 3.9, if any, for modifications of facilities or licenses to cover construction permits), including any renewal of any Media License, (ii) to the best of the Borrower’s knowledge, material complaint to the FCC regarding the Borrower or any Subsidiary or any Media License, (iii) litigation, investigation or other inquiry by or before the FCC involving the Borrower, any Subsidiary or any Media Licenses, or (iv) FCC enforcement proceeding against the Borrower, any Subsidiary or any Media License, including without limitation, any notice of violation, any notice of apparent liability for forfeiture, or any forfeiture.

(b) The Media Licenses identified on Schedule 3.9 hereto constitute all of the Media Licenses required by the Communications Act for the operation of the Borrower’s and each Subsidiary’s business as it is currently being operated. Each such Media License is validly outstanding and effective and has been renewed by the FCC without condition for a full term in accordance with the Communications Act. None of the Media Licenses identified on Schedule 3.9 is subject to any condition that could have a Material Adverse Effect. The operation and ownership of each of the Stations by the Borrower and its Subsidiaries complies with the Communications Act in all material respects. There are no modifications, amendments or revocations (pending or, to the best knowledge of the Borrower after due inquiry, threatened) that could materially and adversely affect the operations or financial condition of the Borrower, any Subsidiary or any Station. After due inquiry, the Borrower knows of no reason why the FCC would not routinely grant, for a full term and without condition, the application by the Borrower or such Subsidiary, as applicable, for the renewal of each such Media License over which the FCC has jurisdiction, when and as such application shall become due to be filed with the FCC.

(c) Except as described on Schedule 3.20(c) hereto, after due inquiry, the Borrower knows of no application currently pending before, or to be filed with, the FCC, the grant of which application would result in the authorization of a new or modified station whose authorized transmissions would materially and impermissibly interfere with any of the operations, signals, transmission or receptions of the Borrower or its Subsidiaries (as such impermissible interference is described in the FCC’s rules, regulations and policies, including, without limitation, the FCC’s rules relating to Receiver Induced Third Order Intermodulation Effect, Blanketing, Antenna Separation, Desired-to-Undesired Signal Ratios, and Prohibited Contour Overlap).

(d) The Borrower and its Subsidiaries have obtained and hold all authorizations required by the FCC for delivery of programming to foreign broadcast stations pursuant to Section 325(c) of the Communications Act to the extent required by their respective businesses and operations. All of such authorizations are in effect, and, to the Borrower’s knowledge, there is no reason to believe that any such authorization would not be renewed in the ordinary course.

(e) The Borrower and the Subsidiaries are in compliance with the provisions of Section 310(b) of the Communications Act relating to the interests of non-U.S. persons in broadcast licensees.

(f) The Borrower and each of its Subsidiaries, with regard to each full service television station for which either holds or controls an FCC Authorization, is in compliance with all applicable FCC regulations, policies and timetables with respect to the transition to digital television service and, except as may be set forth on Schedule 3.20(f), the Borrower and each Subsidiary know of no reason why any such television station would fail to complete the construction of digital services by the date required pursuant to FCC rules and policies, taking into account any extensions granted and in effect as of the Closing Date.

3.21 Investment Company Act; Other Regulations. Neither the Borrower nor any Subsidiary is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.22 Copyright Act Requirements. The Borrower and each Subsidiary has recorded or deposited with and paid to the United States Copyright Office, the Registrar of Copyrights, the Patent and Trademark Office, the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and/or any other licensors of copyrighted materials, all notices, statements of account, royalty fees and other documents and instruments required under the terms and conditions of any patent, trademark, service mark, trade name and copyright used in the operation of a Station and/or the Copyright Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder and, except as disclosed in writing to the Agent, is not liable in a material amount to any Person for copyright infringement under any law, rule, regulation, contract or license as a result of its business operation.

3.23 Nature of Business. Neither the Borrower nor any of its Subsidiaries is engaged in any material business other than (i) the ownership and operation of primarily Spanish-language television and radio stations and translators, (ii) the outdoor advertising business, (iii) the acquisition, financing, production and exploitation of programming and (iv) the ownership of stock of or other interests in companies that own and operate such facilities and businesses.

3.24 Ranking of Loans. This Agreement and the other Loan Documents to which the Borrower is party, when executed, and the Loans, when borrowed are and will be the direct and general obligations of the Borrower. The Borrower’s obligations hereunder and thereunder rank and will rank at least pari passu in priority of payment to all other Senior Debt. The Obligations are “Designated Senior Debt” (as defined in the Senior Subordinated Notes Indenture).

3.25 Condemnation. To the Borrower’s knowledge, no taking of any of the Properties or any part thereof through eminent domain, conveyance in lieu thereof, condemnation or similar proceeding is pending or, to the knowledge of the Borrower, threatened by any Governmental Authority.

3.26 Outdoor Licenses. The Borrower and each Subsidiary has all Outdoor Licenses required for it lawfully to own and operate its outdoor advertising properties, except for those Outdoor Licenses the failure of which to have could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary is in compliance with all Outdoor Licenses, except to the extent that failure to comply could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any Outdoor License required for the lawful ownership and operation of such outdoor advertising properties and there is no claim that any thereof is not in full force and effect, except to the extent that any such suspension, revocation, impairment, forfeiture or non-renewal could reasonably be expected to have a Material Adverse Effect.

3.27 Patriot Act. The Borrower and each Subsidiary is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001, Title III of Pub. L. 107-56 (signed into law October 26, 2001), the “Patriot Act”).

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. The agreement of each Lender to make the Loans requested to be made by it on the Closing Date and participate in any Letters of Credit issued on the Closing Date and the agreement of the Agent to issue any Letters of Credit requested to be issued on the Closing Date are subject to the satisfaction, immediately prior to or concurrently with the making of such Loans and/or the issuance of and participation in such Letters of Credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Agent shall have received this Agreement, executed and delivered by a Responsible Officer of the Borrower as of the Closing Date.

(b) Other Loan Documents. The Agent shall have received any Notes, a Guarantee and Guarantor Security Agreement executed by each Domestic Subsidiary, the Security Agreement, a Consent to Assign with respect to each Master Affiliation Agreement and all other agreements or instruments required to create or perfect a security interest in the Collateral and the Guarantor Collateral executed in connection herewith, in each case executed and delivered by an officer of the relevant Obligor. In connection with LIBOR Loans requested by the Borrower to be made on the Closing Date, the Agent shall have received a sideletter indemnifying the Lenders with respect to losses and expenses of the type referred to in Section 2.17.

(c) Incumbency Certificates. The Agent shall have received an incumbency certificate of the Borrower, each Domestic Subsidiary, in each case dated the Closing Date, executed by one of its Responsible Officers or its Secretary or Assistant Secretary.

(d) Corporate Proceedings. The Agent shall have received a copy of the resolutions of the Board of Directors or similar governing body of the Borrower and each Domestic Subsidiary, each dated as of the Closing Date authorizing (i) the execution, delivery and performance of the Loan Documents to which it is or will be a party and (ii) the borrowings contemplated hereunder (in the case of the Borrower), in each case certified on behalf of the relevant Obligor by the Secretary or an Assistant Secretary of such Obligor, as applicable, as of the Closing Date, which certificate states that such resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(e) Organic Documents. The Agent shall have received copies of the Organic Documents of the Borrower and each Domestic Subsidiary, certified as of the Closing Date as complete and correct copies thereof on behalf of the relevant Obligor by the Secretary or an Assistant Secretary of such Obligor.

(f) Fees and Costs. The Agent and the Syndication Agent shall have received payment of all fees, costs and expenses, including legal fees, to the extent requested to be paid on the Closing Date, and the fees set forth in the fee side letters executed in connection herewith, accrued and unpaid and otherwise due and payable on or before the Closing Date by the Borrower in connection with this Agreement.

(g) Legal Opinions. The Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

(i) the executed legal opinions of Gibson, Dunn & Crutcher LLP, counsel to the Borrower and the Guarantors, and the General Counsel of the Borrower, in each case in form and substance satisfactory to the Agent; and

(ii) the executed legal opinion of Thompson, Hine & Flory, LLP, FCC counsel to the Borrower and the Guarantors, in form and substance satisfactory to the Agent.

(h) Material Contracts. The Agent shall have received, with a counterpart for each Lender, copies of (i) each Material Contract and (ii) each Equityholder Agreement, all as certified as true and correct by a Responsible Officer of the Borrower .

(i) Lien Searches. The Agent shall have received such Lien searches as it shall deem necessary.

(j) Stock Certificates; Etc. The Agent shall have received original stock certificates representing all outstanding shares of stock of each corporate Domestic Subsidiary, together with an undated stock power for each of such certificates, duly executed in blank by an authorized officer of the pledgor.

(k) Good Standing Certificates. With respect to the Borrower and each Guarantor, the Agent shall have received a certificate, dated a recent date, of the Secretary of State of the state of formation of such Obligor and each other jurisdiction where such Obligor is required to be qualified to do business under such jurisdiction’s law, certifying as to the existence and good standing of and, if available from such state, the payment of taxes by, each Obligor in such state.

(l) No Default/Representations. No Default shall have occurred and be continuing on the Closing Date or would occur after giving effect to the Loans requested to be made, or Letters of Credit requested to be issued, on the Closing Date, and the representations and warranties contained in this Agreement and each other Loan Document and certificate or other writing delivered to the Lenders in satisfaction of the conditions set forth in this Section 4.1 prior to or on the Closing Date shall be correct in all material respects on and as of the Closing Date, and the Agent shall have received a certificate of the Borrower to such effect in the form of Exhibit C, dated as of the Closing Date and executed by a Responsible Officer of the Borrower.

(m) Insurance Policies. The Agent shall have received evidence that the insurance policies provided for in Section 5.5 and in the other Loan Documents are in full force and effect, certified by the insurance broker therefor, together with appropriate evidence showing the Agent as an additional named insured or loss payee, as appropriate, for the benefit of the Lenders, all in form and substance reasonably satisfactory to the Agent.

(n) Repayment of Certain Indebtedness. The Agent shall have received evidence, in form and substance reasonably satisfactory to the Lead Arrangers, that all Indebtedness of the Borrower and the Subsidiaries not permitted by Section 6.2 has been repaid and all Liens in connection therewith have been terminated (or arrangements for such termination satisfactory to the Lead Arrangers shall have been made), including but not limited to all Indebtedness under the Existing Credit Agreement.

(o) Leverage at Closing. The pro forma Maximum Total Debt Ratio of the Borrower on the Closing Date, based on Operating Cash Flow for the fiscal quarter ended June 30, 2004, assuming the repayment of all Indebtedness under the Existing Credit Agreement, and the borrowing of Loans and issuance of Letters of Credit hereunder on the Closing Date, does not exceed 6.0:1.00, and the Agent shall have received a pro forma Covenant Compliance Certificate of a Responsible Officer of the Borrower to such effect.

(p) Additional Proceedings. The Agent shall have received such other approvals, opinions and documents as any Lender, through the Agent, may reasonably request and all legal matters incident to the making of such Loans and issuance of such Letters of Credit shall be reasonably satisfactory to the Agent.

4.2 Conditions to Incremental Loans. The agreement of each Incremental Loan Lender to make the initial Incremental Loans on or after each Activation Date shall be subject to the satisfaction, immediately prior to or concurrently with the making of such Loans of the following conditions precedent (in addition to such other conditions precedent, including the payment of facility fees, as shall be mutually agreed to by the Borrower and the Incremental Loan Lenders prior to such Activation Date), in each case to the satisfaction of the Agent and the Majority Incremental Loan Lenders:

(a) Closing Date. The Closing Date shall have occurred.

(b) Incremental Notes. The Agent shall have received, if desired by any Incremental Loan Lender, an Incremental Note duly executed by the Borrower in favor of such Lender in a principal amount equal to such Incremental Loan Lender’s Incremental Loan Commitment.

(c) Corporate Proceedings. The Agent shall have received a copy of the resolutions of the Board of Directors or similar governing body of the Borrower and each Guarantor, each dated as of the date of such initial borrowing authorizing the borrowing of Incremental Loans pursuant to the Incremental Loan Commitments and certified by the Secretary or an Assistant Secretary of such Obligor, which certificate states that such resolutions have not been amended, modified, revoked or rescinded and are in full force and effect.

(d) Omnibus Certificate. The Agent shall have received an Omnibus Certificate of the Borrower and each Guarantor, dated the date of such borrowing, stating that (i) the Organic Documents and Incumbency Certificate of the Borrower or Guarantor delivered to the Agent on the Closing Date remain true and correct and in full force and effect with no amendments thereto (or, if amended, attaching copies of such amendments not previously delivered to the Agent), (ii) the copies of the Material Contracts delivered to the Agent on the Closing Date remain true and correct and in full force and effect with no amendments thereto (or, if amended, attaching copies of such amendments not previously delivered to the Agent) and such Material Contracts constitute all Material Contracts (or, if additional Material Contracts have been entered into, attaching copies of such contracts) and (iii) no change in the Borrower’s financial condition or otherwise has occurred which would make any financial certificate delivered to the Agent in connection with the Closing Date incorrect or misleading.

(e) Fees and Costs. The Agent shall have received payment of all fees, costs and expenses, including legal fees, accrued and unpaid and otherwise due and payable on or before such date by the Borrower in connection with this Agreement.

(f) Pro Forma Covenant Compliance Certificate. The Agent shall have received a Covenant Compliance Certificate showing compliance with the covenants referred to therein, on a pro forma basis, as of such date.

(g) No Default/Representations. No Default shall have occurred and be continuing on such borrowing date or would occur after giving effect to the Loans requested to be made on such borrowing date and the representations and warranties contained in this Agreement and each other Loan Document and certificate or other writing delivered to the Lenders in satisfaction of the conditions set forth in this Section 4.2 prior to or on such borrowing date shall be correct in all material respects on and as of such borrowing date, and the Agent shall have received a certificate of the Borrower to such effect in the form of Exhibit C, dated as of such borrowing date and executed by a Responsible Officer of the Borrower.

(h) Senior Subordinated Notes Indenture/Legal Opinion. The Agent shall have received evidence that the incurrence of Incremental Loans by the Borrower is permitted under the Senior Subordinated Notes Indenture (and any other indenture for Subordinated Indebtedness existing at such time), which may include, without limitation, an executed legal opinion of counsel to the Borrower to such effect in form and substance satisfactory to the Agent.

(i) Additional Proceedings. The Agent shall have received such other approvals, opinions and documents as any Incremental Loan Lender, through the Agent, may reasonably request and all legal matters incident to the making of such Incremental Loans shall be reasonably satisfactory to the Agent.

4.3 Conditions to Each Loan or Letter of Credit. The agreement of each Lender to make each Loan and to participate in each Letter of Credit, and the agreement of the Agent to issue each Letter of Credit, requested to be made, issued or participated in by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or the issuance or participation in such Letter of Credit, of the following conditions precedent:

(a) Representations and Warranties; No Default. The following statements shall be true on a pro forma basis and the Borrower’s acceptance of the proceeds of such Loan or its delivery of an executed Letter of Credit Request shall be deemed to be a representation and warranty of the Borrower on the date of such Loan or as of the date of issuance of such Letter of Credit, as applicable, that:

(i) The representations and warranties contained in this Agreement and in each other Loan Document and certificate or other writing delivered to the Lenders prior to, on or after the Closing Date pursuant hereto and on or prior to the date for such Loan or the issuance of such Letter of Credit are correct on and as of such date in all material respects as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier date; and

(ii) No Default has occurred and is continuing or would result from the making of the Loan to be made on such date or the issuance of such Letter of Credit as of such date.

(b) Legality. The making of such Loan or the issuance of such Letter of Credit, as applicable, shall not contravene any law, rule or regulation applicable to any Lender or the Borrower or any other Obligor.

(c) Borrowing Notice/Letter of Credit Request. The Agent shall have received a Borrowing Notice or Letter of Credit Request, as applicable, pursuant to the provisions of this Agreement from the Borrower.

(d) Compliance with Senior Subordinated Notes Indenture. The Agent shall have received a certificate of a Responsible Officer of the Borrower, in form and detail satisfactory to the Agent, to the effect that the Loans requested to be made, or the Letter of Credit requested to be issued, is Indebtedness permitted by the Subordinated Notes Indenture and including, as applicable, calculations demonstrating compliance with Leverage Ratio (as defined in the Senior Subordinated Notes Indenture) or with Section 4.09(i) thereof, as applicable.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that from and after the Closing Date, so long as any Commitment remains in effect, any Note remains outstanding and unpaid or any other amount is owing to any Lender or the Agent hereunder, or any Letter of Credit remains outstanding:

5.1 Financial Statements

(a) Within 90 days after the close of each fiscal year, the Borrower shall deliver to the Agent, for distribution to the Lenders, the audited annual consolidated financial statements of the Borrower, including a balance sheet, an income statement, a cash flow statement and a reconciliation of consolidated net worth (with accompanying notes and schedules), in each case as contained in the Form 10-K for such fiscal year provided by the Borrower to the SEC; provided that if such Form 10-K is no longer required to be so provided by the Borrower or does not include such audited financial statements, then the Borrower shall deliver to the Agent, for distribution to the Lenders, comparable audited financial statements. Such financial statements must be (x) prepared in accordance with GAAP consistently applied and (y) certified without qualification by the Accountants. Together with such audited financial statements, the Agent must also receive a certificate signed by such Accountants, at the time of the completion of the annual audit, (A) stating that the financial statements fairly present the consolidated financial condition of the Borrower as of the date thereof and for the periods covered thereby and (B) that, to the knowledge of such Accountants, no Default exists under Section 6.1, to the extent such Section relates to accounting matters. In addition, such financial statements shall be accompanied by (i) a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit G hereto setting forth the calculation of Excess Cash Flow for such fiscal year and (ii) consolidating financial statements of the Borrower, accompanied by a certificate executed by the Chief Financial Officer of the Borrower stating that such financial statements fairly present the financial condition of the Borrower and each Subsidiary as of the date thereof and for the periods covered thereby;

(b) Within 45 days after the end of each fiscal quarter, the Borrower shall deliver to the Agent, for distribution to the Lenders, unaudited consolidated and consolidating financial statements of the Borrower for such quarter, including a balance sheet, income statement and cash flow statement (with appropriate notes and schedules), prepared in accordance with GAAP consistently applied, and a report on the Borrower’s and the Subsidiaries’ television business, radio business and outdoor advertising business, in each case as contained in the Form 10-Q for such fiscal quarter provided by the Borrower to the SEC; provided that if such Form 10-Q is no longer required to be so provided by the Borrower or to the extent it does not include such financial statements, then the Borrower shall deliver to the Agent, for distribution to the Lenders, comparable financial statements. Together with such quarterly financial statements, the Agent must also receive (i) a comparison of the results of such quarter with (A) the budgeted results set forth in the budget referred to in Section 5.2(c) (or, prior to delivery of such budget, the budget delivered to the Agent in connection with the preparation of this Credit Agreement) and (B) the same period for the prior fiscal year, (ii) a certificate executed by the Chief Financial Officer of the Borrower (A) stating that such financial statements fairly present the consolidated and consolidating financial condition of the Borrower as of the date thereof and for the periods covered thereby and (B) certifying that to the best of such officer’s knowledge, no Default has occurred and (iii) a Covenant Compliance Certificate.

(c) Within 30 days of the end of each month, the Borrower shall deliver to the Agent, for distribution to the Lenders, (x) an unaudited monthly consolidated income statement, (y) an unaudited income statement for the twelve months ended as of the end of such month and (z) an unaudited income statement for the period from the beginning of such fiscal year through the end of such month. In the case of the income statement referred to in clause (x), such income statement shall include a comparison of the results of such month with (i) the budgeted results set forth in the budget referred to in Section 5.2(c) (or, prior to delivery of such budget, the budget delivered to the Agent in connection with the preparation of this Credit Agreement) and (ii) the same period for the prior fiscal year, in each case in form and substance acceptable to the Agent, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition of the Borrower as of the date thereof and for the period covered thereby.

5.2 Certificates; Other Information. The Borrower shall furnish to the Agent, for distribution to the Lenders:

(a) within ten Business Days after the same are filed or made available, copies of all financial statements, reports and other information which the Borrower or any Subsidiary may make to, or file with, the SEC or any successor or analogous Governmental Authority or may disseminate to the public in compliance with SEC disclosure obligations;

(b) promptly but, in any event, within ten Business Days after receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to the Borrower or any Subsidiary by the Accountants in connection with any annual or interim audit of the books thereof;

(c) by March 1 of each year, a copy of the annual operating budget for the Borrower and its Subsidiaries for the current fiscal year, in form reasonably satisfactory to the Agent;

(d) as soon as possible and in any event within five Business Days after the occurrence of a Default or, in the good faith determination of a Responsible Officer of the Borrower, a Material Adverse Effect, the written statement by a Responsible Officer of the Borrower, setting forth the details of such Default or Material Adverse Effect and the action which the Borrower proposes to take with respect thereto;

(e) promptly, but in any event within 30 days after any change in the senior management personnel of the Borrower (including any change in the title or status of Walter F. Ulloa, Philip C. Wilkinson or John F. DeLorenzo), written notice of such change;

(f) (A) as soon as possible and in any event within 30 days after the Borrower knows or has reason to know that any Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower proposes to take with respect thereto, (B) promptly and in any event within ten days after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower from the PBGC, copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan maintained for or covering employees of the Borrower or any Subsidiary if the present value of the accrued benefits under the Plan exceeds its assets by an amount in excess of $500,000 and (D) promptly and in any event within ten days after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower or such ERISA Affiliate concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA;

(g) promptly after the commencement thereof, but in any event not later than ten Business Days after service of process with respect thereto on, or the obtaining of knowledge by, the Borrower or any Subsidiary, notice of each material action, suit or proceeding before any Governmental Authority which action, suit or proceeding would be required to be disclosed by the Borrower pursuant to the Exchange Act;

(h) concurrently with the filing of such notice with the FCC, notice of any limited or discontinued operation of any of the Stations, to the extent that notice of such limited or discontinued operation is required to be filed with the FCC;

(i) promptly upon receipt thereof, but in any event not later than ten Business Days following such receipt, copies of all notices and other communications that the Borrower or any Subsidiary shall have received from the FCC with respect to any FCC hearing, order or dispute an adverse determination in which could have a Material Adverse Effect;

(j) promptly, but in any event not later than two Business Days after any default under any Subordinated Indebtedness, written notice of such default; and

(k) promptly, such additional financial and other information as any Lender, through the Agent, may from time to time reasonably request.

5.3 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the failure to so satisfy such obligations would not have a Material Adverse Effect or except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

5.4 Conduct of Business and Maintenance of Existence. The Borrower shall, and shall cause each of its Subsidiaries to, (i) continue to engage in business of the same general type as conducted by the Borrower and its Subsidiaries as of the Closing Date, (ii) preserve, renew and keep in full force and effect its corporate or limited liability company existence, as applicable, (iii) except where the loss thereof would not, in the aggregate, have a Material Adverse Effect, take all reasonable action to maintain all rights, registrations, licenses, privileges and franchises necessary or desirable in the normal conduct of its business, and (iv) except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect, comply with all Contractual Obligations and Requirements of Law.

5.5 Maintenance of Property; Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, keep all property useful or necessary in its business in good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies or associations insurance on such of its property in at least such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business (including casualty, liability, fire, flood, business interruption, earthquake and workers’ compensation); and furnish to the Agent, upon written request, full information as to the insurance carried. All such policies of insurance on the property of the Borrower and the Subsidiaries shall contain an endorsement, in form and substance reasonably satisfactory to the Agent in its sole discretion, showing the Agent, on behalf of the Lenders, as additional insured or loss payee, as appropriate, or as its interests appear. Such endorsement, or an independent instrument furnished to the Agent, shall provide that the insurance companies will give the Agent at least 25 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled. All policies of insurance required to be maintained under this Agreement shall be in customary form and with insurers reasonably acceptable to the Agent and all such policies shall be in such amounts as shall be customary for similar companies in the same or similar business in the same geographical area. The Borrower shall deliver to the Agent insurance certificates certified by the Borrower’s insurance brokers, as to the existence and effectiveness of each policy of insurance and evidence of payment of all premiums then due and payable therefor. In addition, the Borrower shall notify the Agent promptly of any occurrence causing a material loss of any insured Property and the estimated (or actual, if available) amount of such loss. Further, the Borrower and its Subsidiaries shall maintain all insurance required under the other Loan Documents.

(i) Each policy for liability insurance shall provide for all losses to be paid on behalf of the Agent and the Borrower or Subsidiary (as the case may be), as their respective interests may appear, and each policy for property damage insurance shall, to the extent applicable to equipment and inventory, provide for all losses (except for losses of less than $500,000 per occurrence, which may be paid directly to the Borrower or such Subsidiary, as applicable) to be paid directly to the Agent.

(ii) Reimbursement under any liability insurance maintained by the Borrower or its Subsidiaries pursuant to this Section 5.5 may be paid directly to the Person who shall have incurred liability covered by such insurance. In the case of any loss involving damage to equipment or inventory as to which clause (iii) of this Section 5.5 is not applicable, the Borrower will make or cause to be made the necessary repairs to or replacements of such equipment or inventory, and any proceeds of insurance maintained by the Borrower or its Subsidiaries pursuant to this Section 5.5 shall be paid by the Agent to the Borrower or such Subsidiaries, upon presentation of invoices and other evidence of obligations, as reimbursement for the costs of such repairs or replacements.

(iii) Upon the occurrence and during the continuance of a Default, all insurance proceeds in respect of such equipment or inventory shall be paid to the Agent and applied in repayment of the Loans, as set forth in Section 2.7.

5.6 Inspection of Property; Books and Records; Discussions. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities; and upon reasonable notice and at such reasonable times during usual business hours, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its Accountants.

5.7 Environmental Laws. The Borrower shall, and shall cause each of its Subsidiaries to:

(a) Comply in all material respects with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Control Statutes and obtain and comply in all material respects with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Control Statutes;

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Control Statutes and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Control Statutes except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c) Defend, indemnify and hold harmless the Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Control Statutes applicable to the operations of the Borrower or any of its Subsidiaries, or the Borrower’s or any of its Subsidiaries’ interest in Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall survive the termination of this Agreement, expiration of the Letters of Credit and the payment of the Loans and all other amounts payable hereunder.

5.8 Use of Proceeds. The Borrower will use the proceeds of the Loans, and any Letters of Credit issued hereunder, as follows:

(i) the Revolving Loans shall be used (A) to finance Acquisitions permitted by Section 6.7, and expenses associated therewith, (B) for the payment of fees and expenses associated with the closing of the transactions set forth in this Agreement, (C) for capital expenditures, working capital and general corporate purposes, including the payment of fees and expenses due hereunder from time to time, (D) to finance Restricted Payments and (E) to refinance Indebtedness under the Existing Credit Agreement;

(ii) the Multiple-Draw Term Loans shall be used to finance redemption or repurchase of the Borrower’s Series A preferred stock;

(iii) the Term B Loans shall be used to refinance Indebtedness under the Existing Credit Agreement;

(iv) the Incremental Loans shall be used (A) to finance Acquisitions in accordance with Sections 6.7, and expenses associated therewith, (B) for capital expenditures, working capital and general corporate purposes and (C) for such other purposes as shall be provided in any Activation Notice; and

(v) any Letters of Credit shall be used for general corporate purposes of the Borrower and its Subsidiaries, including for Escrow Deposits.

Notwithstanding anything herein to the contrary, no Loan or Letter of Credit will be used for the purchasing or carrying of any Margin Stock.

5.9 Compliance With Laws, Etc. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all applicable Requirements of Law, such compliance to include, without limitation (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its Properties and (ii) paying all lawful claims which if unpaid might become a Lien upon any of its Properties; provided, however, that neither the Borrower nor any of such Subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as (A) the validity or applicability thereof is being contested in good faith by appropriate proceedings or the failure to pay such tax, assessment, charge, levy or claim would not (in the reasonable judgment of the Majority Lenders) have a Material Adverse Effect and (B) the Borrower or such Subsidiary shall, to the extent required by GAAP, have set aside on its books adequate reserves with respect thereto.

5.10 Media Licenses. The Borrower will obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, all Media Licenses the loss of which could reasonably be expected to have a Material Adverse Effect, including without limitation, by filing with the FCC (i) those of the Loan Documents required to be filed under the FCC’s rules and regulations within 30 days after the Closing Date and (ii) all reports (including Ownership Reports on FCC Form 323) and other documents required to be filed by the Communications Act in connection with the transactions contemplated hereby and maintaining public records and files in accordance with Communications Act and the rules and regulations of the FCC.

5.11 Guarantees, Etc. (a) The Borrower will cause each of its Domestic Subsidiaries hereafter formed or acquired to execute and deliver to the Agent within ten Business Days after the formation or acquisition thereof (i) a Joinder to each of the Guarantee and the Guarantor Security Agreement delivered on the Closing Date, duly executed by such Subsidiary, (ii) appropriate Lien searches requested by the Agent indicating the Lenders’ first priority Lien on the personal property of such Subsidiary, (iii) the stock certificates representing the issued and outstanding shares of stock of such Subsidiaries, together with undated stock powers executed in blank, (iv) a favorable written opinion of counsel satisfactory to the Agent, in form and substance satisfactory to the Agent, (v) certified copies of the organizational documents, resolutions and incumbency certificates of such Subsidiary and (vi) such other agreements, instruments, approvals or other documents as any Lender through the Agent may reasonably request.

(b) The Borrower will, with respect to each of its Material Foreign Subsidiaries hereafter formed or acquired, and each Foreign Subsidiary that becomes a Material Foreign Subsidiary on or after the Closing Date, execute and deliver to the Agent within ten Business Days after the formation or acquisition thereof, or after the end of the first quarter in which such Foreign Subsidiary is a Material Foreign Subsidiary, a pledge of 65% of the Capital Stock having voting power in such Foreign Subsidiary (or such greater amount of such equity interests as shall not cause the Borrower to incur material adverse tax consequences under Section 956 of the Code) and 100% of any other Capital Stock in such Foreign Subsidiary, along with (A) such agreements, certificates, filings, notices, consents and other actions as the Agent may request to evidence and perfect such pledge and (B) an executed legal opinion of local counsel to such pledgor, in form and substance, and from a firm of attorneys, reasonably satisfactory to the Agent. For the purpose of this Section 5.11(b), “Material Foreign Subsidiary” means a Foreign Subsidiary that, along with all its direct and indirect Subsidiaries on a consolidated basis, accounts for more than 5% of the Borrower’s consolidated Operating Cash Flow.

5.12 License Subsidiaries. The Borrower will cause each Media License owned by it or any Subsidiary to be held in a License Subsidiary at all times until the Obligations have been paid in full and all Commitments and Letters of Credit have expired. The Borrower will directly hold all of the equity interests in the License Subsidiaries at all times. The Borrower will not permit any License Subsidiary to (A) engage in any business or activity other than holding the Media Licenses (and FCC files and records with respect thereto), (B) own, lease or operate any property or incur or suffer to exist any obligation, except any obligation to the FCC required as a condition to the granting or maintenance of such Media Licenses, (C) sell or otherwise transfer any asset (including the Media Licenses held by it) other than in an Asset Disposition or Asset Swap permitted under this Agreement, (D) dissolve or liquidate in whole or in part or (E) commence or permit or consent to the commencement of any actions in bankruptcy or insolvency except in a consolidated proceeding with the Borrower.

5.13 Interest Rate Protection. The Borrower will enter into and maintain, for at least a two-year period, at any time during which the Maximum Total Debt Ratio is greater than or equal to 4.50 to 1 (as of the most recently ended fiscal quarter of the Borrower for which the Agent has received financial statements under Section 5.1(b)), but in any event not earlier than 120 days after the Closing Date, commencing not more than ten Business Days after receipt by the Agent of such financial statements, Interest Rate Agreements, each in form and substance reasonably satisfactory to the Agent, such that a minimum of 50% of the sum of (i) outstanding Loans assuming (A) full funding of the Aggregate Multiple-Draw Term Commitment, the Aggregate Term B Commitment and the Aggregate Revolving Loan Commitment and (B) if the Incremental Loan facility shall be activated, full funding of the Aggregate Incremental Loan Commitment so activated, (ii) all Subordinated Indebtedness and (iii) all Indebtedness, if any, referred to in Sections 6.2(i) (clauses (ii) and (iii)) and (j) either bears interest at a fixed interest rate or as to which the Borrower’s exposure to fluctuations in floating interest rates is effectively limited thereby.

5.14 Acquisition of Real Property in Fee Simple. The Borrower and its Subsidiaries shall submit to the Agent any documents relating to any fee simple real property interest to be acquired by the Borrower or any of its Subsidiaries having a purchase price (together with the assumption of Indebtedness or purchase money Indebtedness relating thereto) in excess of $20,000,000. Each such acquisition, and the documents governing such acquisition, shall be subject to the approval of the Agent, such approval not to be unreasonably withheld.

5.15 Leases and Licenses. The Borrower shall or shall cause its Subsidiaries to perform and carry out, in all material respects, all of the provisions of all of the leases, licenses, permits and any other occupancy agreements relating to real property or real property interests (the “Occupancy Agreements”) to be performed by the Borrower or any of its Subsidiaries and shall appear in and defend any action in which the validity of any of the Occupancy Agreements relating to any real property or real property interests is at issue and shall commence and maintain any action or proceeding necessary to establish or maintain the validity of any of such Occupancy Agreements and to enforce the provisions thereof.

5.16 Lease and License Approvals. The Borrower and its Subsidiaries shall submit to the Agent any lease, license, permit or other Occupancy Agreement relating to real property or real property interests that the Borrower or any of its Subsidiaries may desire to execute or obtain which provides for the payment of rent or license fees in excess of $5,000,000 in any fiscal year. Each such agreement shall be subject to the approval of the Agent, such approval not to be unreasonably withheld.

5.17 Notices. The Borrower will provide, and will cause its Subsidiaries to provide to the Agent, within ten Business Days following receipt by the Borrower or Subsidiary, copies of all notices received by the Borrower or Subsidiary (i) under any Material Contract or any instrument, document or agreement relating to any Subordinated Indebtedness, relating to any material default, any claimed force majeure or any other material provision thereof and (ii) from the Internal Revenue Service or other taxing authority relating to any material dispute regarding deductions, audits or any other material matter which, if adversely determined against the Borrower or such Subsidiary, would have a Material Adverse Effect.

5.18 Additional Material Contracts. The Borrower (a) will notify the Agent in writing within 90 calendar days after the Borrower or any of its Subsidiaries’ executing, entering into, becoming bound by or subject to or otherwise obtaining any Material Contract, (b) will, with respect to any replacement or additional Affiliation Agreement entered into with Univision, cause Univision to execute and deliver a Consent to Assign, in substantially the form delivered by Univision under Section 4.1, (c) will, with respect to any Affiliation Agreement entered into with TeleFutura, cause TeleFutura to execute and deliver a Consent to Assign, in form and substance satisfactory to the Agent, (d) will, with respect to any Material Program Services Agreement or Material Option Agreement, cause the counterparty thereto to execute and deliver a Consent to Assign in form and substance satisfactory to the Agent, (e) will, with respect to any other Material Contract, at the request of the Agent, cause the counterparty thereto to execute and deliver a Consent to Assign in form and substance satisfactory to the Agent and (f) will, with respect to any amendment, supplement or restatement of Schedule B to either Master Affiliation Agreement, promptly provide the Agent with a copy thereof.

5.19 Post-Closing Deliveries. The Borrower shall deliver to the Agent, in each case in form and substance satisfactory to the Agent:

(a) within 30 days after the Closing Date, Control Agreements executed by the Borrower and the relevant Subsidiaries, and Bank of America, N.A. and Key Bank, respectively, with respect to the accounts maintained by the Borrower or any Subsidiary with such institutions; provided that if the Borrower is unable to provide a Control Agreement executed by Key Bank within such 30-day period, the Borrower shall have an additional 15 days to move the account(s) maintained with Key Bank to another institution from which it is able to provide a Control Agreement within such time period;

(b) within 30 days after the Closing Date, an amendment or restatement of “Schedule B” to each Master Affiliation Agreement, confirming that each of the following Stations is covered by such Agreement: KHAX-LP, KDVT-LP, W46DB, WHTX-LP, K10OG, K17GD, K28FK and K35ER (each of which is a low-power Station); and

(c) within 30 days after the Closing Date, an amendment to, or consent under, the operating agreement for Lotus/Entravision Reps LLC, permitting the Borrower to assign its interest therein to the Agent in accordance with the terms of the Security Agreement.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that from and after the Closing Date, so long as any Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to any Lender or the Agent hereunder, or any Letter of Credit remains outstanding:

6.1 Financial Condition Covenants. The Borrower shall not:

(a) Maximum Total Debt Ratio. Permit the Maximum Total Debt Ratio of the Borrower and its Subsidiaries on a consolidated basis to exceed the following levels for the periods indicated:

Period	Ratio
Closing Date to and including
March 30, 2005	7.50:1

March 31, 2005 to and including
September 29, 2006	7.25:1

September 30, 2006 to and including
September 29, 2007	7.00:1

September 30, 2007 to and including
September 29, 2008	6.75:1

September 30, 2008 to and including
September 29, 2009	6.50:1

September 30, 2009 to and including
September 29, 2010	6.25:1

September 30, 2010 and thereafter	6.00:1

(b) Total Interest Coverage Ratio. Permit the Total Interest Coverage Ratio of the Borrower and its Subsidiaries on a consolidated basis to be less than the following levels for the periods indicated:

Period	Ratio
Closing Date to and including
March 30, 2007	2.25:1

March 31, 2007 to and including
March 30, 2009	2.50:1

March 31, 2009 and thereafter	2.75:1

(c) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries on a consolidated basis to be less than the following levels for the periods indicated:

Period	Ratio
Closing Date to and including
March 30, 2007	1.25:1

March 31, 2007 to and including
March 30, 2009	1.35:1

March 31, 2009 and thereafter	1.50:1

(d) Maximum Senior Debt Ratio. Permit the Maximum Senior Debt Ratio of the Borrower and its Subsidiaries on a consolidated basis to exceed the following levels for the periods indicated:

Period	Ratio
Closing Date to and including
September 29, 2006	4.75:1

September 30, 2006 to and including
September 29, 2007	4.50:1

September 30, 2007 to and including
September 29, 2010	4.00:1

September 30, 2010 and thereafter	3.50:1

6.2 Limitation on Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, and shall not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except for:

(a) Indebtedness created under this Agreement and the other Loan Documents;

(b) Indebtedness of the Borrower or any of its Subsidiaries not referred to in any other clause of this Section 6.2, secured by Liens referred to in Section 6.3(e), (f) or (g); provided that the Indebtedness of the Borrower or any of its Subsidiaries secured by Liens referred to in Section 6.3(f) shall be permitted only if any draw, offset or application of any such pledge or deposit is reimbursed within thirty days;

(c) Indebtedness of the Borrower or any of its Subsidiaries outstanding on the Closing Date and listed on Schedule 6.2;

(d) Indebtedness evidenced by the Senior Subordinated Notes due 2009 and the Senior Subordinated Notes Indenture, and any extension, refinancing, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof outstanding at the time of such extension, refinancing, refunding or replacement; provided that (i) such Subordinated Indebtedness is unsecured, (ii) no such Subordinated Indebtedness (other than the Senior Subordinated Notes due 2009) shall mature or amortize earlier than twelve months after the Final Maturity Date, (iii) the terms of such Subordinated Indebtedness shall be no more restrictive, and the subordination terms of such Indebtedness shall be no less favorable to the Lenders, than the terms of the Senior Subordinated Notes due 2009 (unless otherwise agreed to by the Lead Arrangers in writing) (it being agreed that should such Subordinated Indebtedness have an interest rate higher, on the date of its incurrence, than the rate applicable to the Senior Subordinated Notes due 2009, such interest rate taken alone shall not cause such Subordinated Indebtedness to be deemed more restrictive)), and the Borrower shall have delivered to the Agent copies of all such agreements and instruments prior to the execution thereof, and (iv) no Default shall have occurred or be continuing or would result from the incurrence of such Subordinated Indebtedness, and the Borrower shall have delivered a pro forma Covenant Compliance Certificate to the Agent demonstrating such compliance;

(e) additional Subordinated Indebtedness; provided that (i) such Subordinated Indebtedness is unsecured, (ii) no such Subordinated Indebtedness shall mature or amortize earlier than twelve months after the Final Maturity Date, (iii) no agreement or instrument executed with respect to such Subordinated Indebtedness shall have any terms which conflict with, or covenants which are more restrictive than the terms of the Loan Documents (or, if more restrictive, is either no more restrictive that the terms of the Subordinated Notes due 2009 or otherwise agreed to by the Lead Arrangers in writing (it being agreed that should such Subordinated Indebtedness have an interest rate higher, on the date of its incurrence, than the highest rate applicable to the Obligations at such time, such interest rate taken alone shall not cause such Subordinated Indebtedness to be deemed more restrictive)), and the Borrower shall have delivered to the Agent copies of all such agreements and instruments prior to the execution thereof, (iv) the terms of subordination of such Subordinated Indebtedness shall be reasonably satisfactory to the Lead Arrangers and (v) no Default shall have occurred or be continuing or would result from the incurrence of such Subordinated Indebtedness, and the Borrower shall have delivered a pro forma Covenant Compliance Certificate to the Agent demonstrating such compliance;

(f) Indebtedness (i) under any Interest Rate Agreement required pursuant to Section 5.13, (ii) evidenced by performance bonds issued in the ordinary course of business or reimbursement obligations in respect thereof or (iii) for bank overdrafts incurred in the ordinary course of business that are promptly repaid;

(g) trade credit incurred to acquire goods, supplies and services and incurred in the ordinary and normal course of business;

(h) Indebtedness owing by any Guarantor to the Borrower or any other Guarantor, and Indebtedness owing by the Borrower to any Guarantor; provided that the payee’s rights under all such Indebtedness is pledged to the Agent to the extent required by the Security Agreement and the Guarantor Security Agreement;

(i) (i) Capitalized Lease Obligations, (ii) Indebtedness secured by Liens referred to in Section 6.3(j), and (iii) Indebtedness secured by Liens referred to in Section 6.3(b); provided that the aggregate principal amount of Indebtedness referred to in clauses (i), (ii) and (iii) shall not exceed $75,000,000 at any time outstanding;

(j) additional unsecured Indebtedness not referred to in any other clause of this Section 6.2, provided that (i) the aggregate principal amount of such Indebtedness shall not exceed $50,000,000 at any time outstanding and (ii) at the time of incurrence of such Indebtedness, no Default shall have occurred or be continuing or would result from such incurrence.

Notwithstanding the foregoing, the License Subsidiaries shall not be permitted, under any circumstances, to create, incur, assume or suffer to exist any Indebtedness, other than the Indebtedness permitted pursuant to subsection (a) above.

6.3 Limitation on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens created under the Loan Documents;

(b) Liens existing on any Property at the time of its acquisition (or on the property of any Person at the time of acquisition of such Person) and not created in anticipation of such acquisition;

(c) Liens arising pursuant to any judgment not resulting in an Event of Default, so long as the execution or other enforcement thereof is effectively stayed and claims secured thereby are being contested in good faith by appropriate proceedings;

(d) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(e) Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings;

(f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions and other similar encumbrances incurred against real property in the ordinary course of business which, in the aggregate, would not cause a Material Adverse Effect;

(i) Liens outstanding on the Closing Date and listed on Schedule 6.3;

(j) Liens on Property acquired after the date hereof by the Borrower or any Subsidiary, each of which Liens was created solely for the purpose of securing Indebtedness incurred to finance the cost of such Property; provided that (i) each such Lien shall secure only such respective Indebtedness, (y) no such Lien shall be spread to cover any other property, and (z) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair market value (as determined in good faith by a senior financial officer of the Borrower) of such Property at the time it was acquired; and

(k) Liens on Property or assets securing leases referred to in Schedule 3.5A.

Notwithstanding the foregoing, the License Subsidiaries shall not be permitted, under any circumstances, to incur any consensual Liens or Liens securing the payment of Indebtedness for money borrowed or guaranteed, other than Liens permitted pursuant to subsection (a) above.

6.4 Limitation on Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or create or acquire any Subsidiary (unless the documents required by Section 5.11 are executed and delivered, and provided that any such acquisition shall be subject to Section 6.7), enter into any Program Services Agreement (except for those agreements set forth on Schedule 3.8) or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of the property, business or assets of the Borrower and its Subsidiaries on a consolidated basis, except that, (i) the Borrower may consummate Acquisitions permitted by Section 6.7, (ii) so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary may merge with the Borrower or another Guarantor (provided that (x) if such merger is with the Borrower or a Guarantor, the Borrower or such Guarantor is the survivor thereof and (y) the Agent receives at least twenty Business Days’ prior written notice of any such merger and the Borrower or such Subsidiaries execute and deliver to the Agent such documents as the Agent shall reasonably request in connection therewith) and (iii) so long as no Default has occurred and is continuing or would result therefrom and the Borrower receives a Covenant Compliance Certificate to such effect prepared on a pro forma basis, the Borrower and its Subsidiaries may enter into Program Services Agreements (provided that (x) the Borrower complies with Section 5.18(d) with respect thereto and (y) any Acquisition contemplated in connection therewith would be permitted by Section 6.7(a)(i)). Notwithstanding the foregoing, the License Subsidiaries shall not merge, consolidate, amalgamate or liquidate, wind up or dissolve or convey, sell, lease, assign (except pursuant to the Loan Documents), transfer or otherwise dispose of, all or substantially all of their respective property or assets.

6.5 Limitation on Sale of Assets, Etc. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition or Asset Swap, unless: (i) no Default has occurred and is continuing or would result from such Asset Disposition or Asset Swap, (ii) the Borrower has delivered to the Agent the calculations required by Section 2.7(a) with respect to such Asset Disposition or Asset Swap and makes any prepayment required by Section 2.7(a), (iii) such Asset Disposition or Asset Swap is made on an arms-length basis and the Borrower or such Subsidiary, as the case may be, receives consideration at the time of the Asset Disposition or Asset Swap at least equal to the Fair Market Value of the assets or Capital Stock issued or sold or otherwise disposed of, (iv) with respect to an Asset Disposition, at least 75% of the consideration received in the Asset Disposition by the Borrower or such Subsidiary is in the form of (x) cash or Cash Equivalents or (y) an investment permitted by Section 6.7(f) and (v) with respect to each Asset Swap, the Borrower complies with Section 6.7 with respect to any assets acquired.

6.6 Limitation on Dividends, Equity Offerings. (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, (1) if a corporation, declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or its Subsidiaries) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, (2) if a partnership or a limited liability company, make any distribution with respect to the ownership interests therein, or, in either case, any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary or (3) make any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called “Restricted Payments”); provided that

(i) each Subsidiary may make Restricted Payments so long as the Borrower or another Subsidiary that is a Guarantor receives its pro rata share of the aggregate amount of any such Restricted Payment,

(ii) the Borrower may make Restricted Payments to redeem or repurchase its common stock and pay dividends thereon if (A) the Maximum Total Debt Ratio as of the most-recently ended fiscal quarter of the Borrower calculated on a pro forma basis assuming the making of such Restricted Payment, is one multiple less than the Maximum Total Debt Ratio applicable to such fiscal quarter pursuant to Section 6.1(a) and (B) no Default has occurred and is continuing or would result from the making of such Restricted Payment (and the Agent has received a Covenant Compliance Certificate to the effect set forth in (A) and (B)), provided that, as to any such redemption, such compliance may exclude, as of the date of consummation of such redemption, compliance with Section 6.1(c), so long as (x) the aggregate Restricted Payments made for such redemptions on and after the Closing Date in reliance on such exclusion shall not exceed $35,000,000 and (y) prior to each such redemption the Agent shall have received a Covenant Compliance Certificate demonstrating that the Fixed

Charge Coverage Ratio for the period of four consecutive fiscal quarters ended on or immediately prior to the date of redemption, calculated on a pro forma basis assuming the making of such redemption during such four-quarter period and calculated without giving effect to clause (iv)(y) in the definition of “Fixed Charge Coverage Ratio,” is not less than 1.0:1.0, and also demonstrating that the Borrower would otherwise be in compliance with Section 6.1(c), calculated on such basis, in the absence of such redemption (each redemption consummated pursuant to this proviso, a “Special Common Redemption”) and (C) such Restricted Payment is in compliance with the Senior Subordinated Notes Indenture and any other Subordinated Indebtedness existing at such time,

(iii) the Borrower may make Restricted Payments to redeem the Borrower’s Series A preferred stock if (A) no Default has occurred and is continuing or would result from the making of such Restricted Payment, and the Agent has received a Covenant Compliance Certificate to such effect and (B) such Restricted Payment is in compliance with the Senior Subordinated Notes Indenture and any other Subordinated Indebtedness existing at such time, and

(iv) the Borrower may make scheduled payments of interest on Subordinated Indebtedness if (A) the payment is required by the terms thereof, (B) no Default has occurred and is continuing or would result from the making of such payment and (C) the Agent has received a Covenant Compliance Certificate to such effect, prepared on a pro forma basis assuming the making of such payment.

(b) Neither the Borrower nor any Subsidiary shall, on or after the Closing Date, effect any Equity Offering of Disqualified Stock.

6.7 Limitation on Investments, Loans and Advances. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “investment”), any Person, except for:

(a) Acquisitions; provided that (i) with respect to Acquisitions of Other Media-Related Businesses, if, at the time of any such proposed Acquisition, the Maximum Total Debt Ratio as of the most-recently ended fiscal quarter of the Borrower calculated on a pro forma basis assuming the consummation of such Acquisition, is greater than 5.0:1, then no such Acquisition shall be permitted if it would cause the aggregate Consideration for all such Acquisitions consummated on or after the Closing Date to exceed $25,000,000, (ii) any individual Acquisition having an aggregate Consideration in excess of $100,000,000 shall not be permitted without Majority Lender consent, such consent not to be unreasonably withheld, (iii) any individual Acquisition having an aggregate Consideration in excess of $25,000,000, but less than or equal to $100,000,000 shall be conditioned on delivery to the Agent of a Covenant Compliance Certificate showing pro forma calculations assuming such Acquisition had been consummated, (iv) any individual Acquisition of properties or assets located in the United States having an aggregate Consideration of $25,000,000 or greater shall be also conditioned on delivery to the Agent of (1) all material documents reasonably requested by the

Agent to insure that the Lenders have a first priority security interest in, and assignment of, all personal property assets and interests acquired, including consents of third parties if reasonably requested and (2) if such Acquisition is of a television or radio property and the aggregate Consideration therefor is $40,000,000 or greater, an opinion of FCC counsel to the Borrower in form and substance reasonably acceptable to the Agent and (v) in the event that the sum of (A) the aggregate Consideration for all Acquisitions of properties located in Mexico consummated on or after the Closing Date and (B) the aggregate amount invested on or after the Closing Date in Subsidiaries holding such properties pursuant to Section 6.7(b) exceeds $25,000,000, the Borrower shall, at the option of the Agent, deliver to the Agent such collateral, pledge and related documents as the Agent may reasonably request to cause all properties and assets of the Borrower and its Subsidiaries located in Mexico to become Collateral or Guarantor Collateral, as applicable; provided, further that no Acquisition shall be permitted if a Default has occurred and is continuing or would result from the consummation of such Acquisition;

(b) the Borrower’s investment in its Subsidiaries that are Guarantors, and such Subsidiaries’ investment in other Subsidiaries that are Guarantors; in each case subject to Section 6.7(a), the Borrower’s investment in its Mexican Subsidiaries, and such Subsidiaries’ investment in other Mexican Subsidiaries, provided, however, notwithstanding any other provision of this Agreement, the sum of (i) the Borrower’s investment in Subsidiaries holding radio or television properties located in Mexico made on or after the Closing Date and (ii) the aggregate Consideration for all Acquisitions of radio or television properties located in Mexico consummated on or after the Closing Date shall not exceed the Applicable Mexican Investment Amount;

(c) investments in Cash Equivalents;

(d) extensions of trade credit in the ordinary course of business;

(e) investments existing on the Closing Date and listed on Schedule 6.7; and

(f) additional investments (other than Acquisitions) not referred to in any other clause of this Section 6.7, provided that (i) the aggregate amount of such investments made on or after the Closing Date (net of any returns of capital with respect thereto) shall not exceed $50,000,000 and (ii) at the time of making any such investment, no Default shall have occurred or be continuing or would result therefrom and the Agent shall have received a pro forma Covenant Compliance Certificate to such effect.

Notwithstanding the foregoing, the License Subsidiaries shall not be permitted, under any circumstances, to make any investments.

6.8 Limitation on Modifications of Certain Documents and Instruments. The Borrower shall not, nor shall it permit any Subsidiary to, terminate, or make any material amendment or modification to, any provision of (i) any document, instrument or agreement relating to the Subordinated Indebtedness or (ii) any Organic Document of a License Subsidiary. The Borrower shall not, nor shall it permit any Subsidiary to, terminate, or make any amendment or modification to, any provision of, (i) subject to Section 7(n), any Material Contract, (ii) any Equityholder Agreement or (iii) any Organic Document not referred to in the previous sentence, if such termination, amendment or modification could reasonably be expected to have a Material Adverse Effect.

6.9 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate or any Subsidiary less than wholly-owned, directly or indirectly, by the Borrower, unless: (i) such transaction is otherwise permitted under this Agreement or (ii) such transaction is in the ordinary course of the Borrower’s or such Subsidiary’s business and is upon terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate and (iii) the Borrower delivers to the Agent (x) with respect to any such transaction or series of such related transactions involving aggregate consideration in excess of $1,000,000, a resolution of the Board of Directors of the Borrower set forth in an Officers’ Certificate certifying that such transaction complies with this Section 6.9 and that such transaction has been approved by a majority of the disinterested members of the Borrower’s Board of Directors; and (y) with respect to any such transaction or series of such related transactions involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that this Section 6.9 shall not be deemed to prohibit (A) transactions arising out of the Univision or TeleFutura Affiliation Agreements or (B) any purchase or sale by Univision of the Borrower’s Capital Stock.

6.10 Fiscal Year. The Borrower shall not permit its fiscal year or the fiscal year of any of its Subsidiaries to end on a day other than December 31.

6.11 Sale-Leaseback Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise transfer any of its Properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property.

6.12 Unfunded Liabilities. The Borrower shall not permit unfunded liabilities for any and all Plans maintained for or covering employees of the Borrower or any Subsidiary to exceed $500,000 in the aggregate at any time.

6.13 Management Fees. The Borrower shall not, and shall not permit any of its Subsidiaries to, pay any management fees, consulting fees or similar fees to Affiliates.

6.14 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Borrower or any of its Subsidiaries;

(b) make loans or advances to the Borrower or any of its Subsidiaries; or

(c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries.

The preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(i) this Agreement and the other Loan Documents;

(ii) the Senior Subordinated Notes Indenture, the Senior Subordinated Notes due 2009 and the “Subsidiary Guarantees” (as defined in the Senior Subordinated Notes Indenture);

(iii) applicable law, rule, regulation or order;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(v) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(vi) purchase money obligations (including Capitalized Lease Obligations) for property acquired in the ordinary course of business that impose restrictions only on that property of the nature described in clause (c) above;

(vii) contracts for the sale of assets, including without limitation any agreement for the sale or other disposition of a Subsidiary of the Borrower that restricts distributions by such Subsidiary pending its sale or other disposition;

(viii) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 6.3 that limit the right of the debtor to dispose of the assets subject to such Liens;

(ix) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(x) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal on any Loan when due or the Borrower shall fail to pay any interest on any Loan, any fee referred to in Section 2.5(e), Section 2.18 or any fee letter executed in connection herewith within two Business Days after any such interest or fee becomes due in accordance with the terms thereof and hereof or the Borrower shall fail to pay any other amount payable hereunder within five Business Days after written notice that such other amount is due; or

(b) Any representation or warranty made or deemed made by any Obligor herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The Borrower shall default in the observance or performance of any agreement contained in Section 5.2(d), 5.3, 5.4, 5.8, 5.10, 5.11, 5.12, 5.13 or 5.19 or any provision of Section 6; or

(d) (i) Any Obligor shall default in the observance or performance of any other agreement contained in this Agreement or the other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (y) notice thereof from the Agent to the Borrower and (z) actual knowledge thereof by a senior officer of such Obligor (unless such default is of such a nature that it cannot reasonably be cured within 30 days after the date described in clause (y) or (z), as applicable, in which case the defaulting Obligor has not commenced the cure thereof within such 30 day period and/or has not thereafter diligently pursued the completion of the same); or (ii) any material provision of any Loan Document shall at any time for any reason be declared null and void, or the validity or enforceability of any Loan Document shall at any time be contested by any Obligor, or a proceeding shall be commenced by any Obligor, or by any Governmental Authority or other Person having jurisdiction over any Obligor, seeking to establish the invalidity or unenforceability thereof, or any Obligor shall deny that it has any liability or obligation purported to be created under any Loan Document; or

(e) Except as otherwise permitted by Section 6.4 or Section 6.5, any Guarantee shall cease, for any reason, to be in full force and effect with respect to any Guarantor; or

(f) The Borrower or any other Obligor shall (i) default in any payment of principal or interest, regardless of the amount, due in respect of any (A) Indebtedness (other than the Obligations), issued under the same indenture or other agreement, if the original principal amount of Indebtedness covered by such indenture or agreement is $1,000,000 or greater, (B) Indebtedness (other than the Obligations) aggregating $5,000,000 or greater, (C) any Guarantee Obligation with respect to an amount of $1,000,000 or greater or (D) Guarantee Obligations aggregating $5,000,000 or greater, in each case set forth in clauses (A)-(D) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, and whether or not such default has been waived by the holders of such Indebtedness or Guarantee Obligation; or (ii) default in the observance or performance of any other material agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable or such Indebtedness to be required to be defeased or purchased; or (iii) any default under any Subordinated Indebtedness shall have occurred and be continuing; or

(g) (i) The Borrower or any other Obligor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any other Obligor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any other Obligor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any other Obligor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any other Obligor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Obligor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or

(h) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination) or (v) the Borrower or any Commonly Controlled Entity would reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case regarding clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to subject the Borrower or any other Obligor to any tax, penalty or other liabilities in the aggregate to exceed $500,000; or

(i) One or more judgments or decrees shall be entered against the Borrower or any other Obligor involving in the aggregate a liability (not paid or fully covered by insurance) of $3,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or in any event five days before the date of any sale pursuant to such judgment or decree or any non-monetary judgment or order shall be entered against the Borrower or any other Obligor that is reasonably likely to have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment which has not been stayed pending appeal or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) Any Material Media License shall be terminated, suspended, revoked or forfeited, or shall lapse or be materially adversely amended; any Governmental Authority shall conduct a hearing on the renewal of any Material Media License (with respect to basic qualification issues of the licensee thereof), and there shall have been designated against such licensee an issue as to whether such licensee possesses the minimum qualifications required to hold a broadcast license and the Majority Lenders reasonably believe that the result thereof is likely to be the termination, suspension, revocation, forfeiture or material adverse amendment of such license; or any Governmental Authority shall commence an action or proceeding seeking the termination, suspension, revocation or material adverse amendment of any Material Media License, and the result thereof, in the reasonable opinion of the Majority Lenders, is likely to be the termination, suspension, revocation, forfeiture or material adverse amendment of such license (for purposes of this Section 7(j), “Material Media License” shall mean a Media License the loss of which could reasonably be expected to have a Material Adverse Effect); or

(k) Any material provision of any Loan Document, after delivery thereof pursuant to the provisions hereof, shall, for any reason other than an act or omission by the Agent, cease to be valid or enforceable in accordance with its terms, or any security interest created under any Loan Document shall for any reason other than an act or omission by the Agent, cease to be a valid and perfected first priority security interest or Lien (subject to Section 6.3) in any material portion of the Collateral, the Guarantor Collateral or the property purported to be covered thereby; or

(l) A Change in Control shall have occurred; or

(m) The operations of any Station shall be interrupted or curtailed at any time for a period in excess of 96 hours (whether or not consecutive) during any period of seven consecutive days, and such interruption or curtailment could reasonably be expected to have a Material Adverse Effect; or

(n) Any Affiliation Agreement which relates to any broadcast facility of the Borrower or any Subsidiary, or any broadcast facility subject to a Program Services Agreement, is at any time terminated, revoked or not renewed upon expiration (and not replaced, within 30 days of such termination, revocation or expiration, with a new Affiliation Agreement reasonably acceptable to the Majority Lenders), in either case relating to a broadcast facility accounting for more than 5% of the Borrower’s consolidated Operating Cash Flow as of the quarter ending immediately prior to such termination, revocation or non-renewal;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above, automatically the Commitments to the Borrower and the commitment to issue Letters of Credit shall immediately terminate and the Loans made to the Borrower hereunder (with accrued interest thereon) and all other Obligations shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Majority Lenders, the Agent may, or upon the request of the Majority Lenders, the Agent shall, take any or all of the following actions: (i) by notice to the Borrower declare the Commitments to the Borrower and the commitment to issue Letters of Credit to be terminated forthwith, whereupon such Commitments and the commitment to issue Letters of Credit shall immediately terminate; and (ii) by notice of default to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable and, in either case (A) or case (B), to the extent any Letters of Credit are then outstanding, the Borrower shall make a Cash Collateral Deposit in an amount equal to the aggregate Letter of Credit Amount. In all cases, with the consent of the Majority Lenders, the Agent may enforce any or all of the Liens and security interests and other rights and remedies created pursuant to any Loan Document or available at law or in equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8. THE AGENT

8.1 Appointment. Each Lender hereby irrevocably designates and appoints Union Bank of California, N.A. as Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Union Bank of California, N.A., as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Subsidiary or any other Obligor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of the Borrower, any Subsidiary or any other Obligor to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower, any Subsidiary or any other Obligor.

8.4 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), the Accountants and independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders or all Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (except to the extent incurred as a result of the Agent’s gross negligence or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Majority Lenders or all Lenders, as may be required, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all assignees thereof, including all future holders of the Notes.

8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default as shall be reasonably directed by the Majority Lenders or all Lenders as appropriate; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders or as the Agent shall believe necessary to protect the Lenders’ interests in the Collateral or the Guarantor Collateral.

8.6 Non-Reliance on the Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents,

attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any Subsidiary or any other Obligor, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Subsidiary and the other Obligors and made its own decision to make its Loans, and participate in Letters of Credit, hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, its Subsidiaries and the other Obligors. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, any Subsidiary or any other Obligor which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower, its Subsidiaries or the other Obligors and without limiting the obligation of such Persons to do so), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, the allocated cost of internal counsel), expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent, in its capacity as Agent, but not as a Lender hereunder, in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder and the expiration of the Letters of Credit.

8.8 The Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Subsidiary and the other Obligors as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Agent, the Loans made or renewed and the Letters of Credit issued or participated in by the Agent, and any Note issued to the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

8.9 Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which consent shall not be unreasonably withheld and shall not be required if a Default has occurred and is continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent’s resignation as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Further, if the Agent no longer has any Loans, Letter of Credit participations or Commitments hereunder, the Agent shall immediately resign and shall be replaced, and have the benefits, as set forth in this Section 8.9. In addition, after the replacement of an Agent hereunder, the retiring Agent shall remain a party hereto and shall continue to have all the rights and obligations of an Agent under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

8.10 Duties of Co-Agents. The Co-Lead Arrangers, Joint Book Managers, Syndication Agent and Documentation Agents, as such, shall have no duties or responsibilities to the Loan Parties, the Lenders or the Agent under this Agreement or any of the other Loan Documents.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. With the prior written consent of the Majority Lenders and the Borrower (and, in the case of any Loan Document other than this Agreement, the relevant Obligor), the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the Notes and the other Loan Documents for the purposes of adding any provisions to this Agreement or the Notes or the other Loan Documents or changing in any manner the rights of the Lenders, the Borrower or any other Obligor hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or the Notes or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) (a) reduce the amount or extend the maturity of any Loan or any installment due thereon, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount or extend the time of payment of any fee, indemnity or reimbursement payable to any Lender hereunder, or change the amount of any Lender’s Commitment, or amend, modify or waive any provision of Section 2.6 (as it relates to the pro rata sharing of prepayments of Term Loans) or 2.7(f), in each case without the written consent of the Lender affected thereby; or (b) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in or otherwise modify the definition of Majority Lenders, or consent to the assignment or transfer by any Obligor of any of its rights and obligations under this Agreement and the other Loan Documents (except as permitted under Section 6.4); or (c) release any Obligor from any liability under its respective Loan Documents (except as permitted under Section 6.4 or 6.5) or subordinate any right of payment under the Loan Documents to the rights of any other Person; or (d) release any material portion of the Collateral or any material portion of the Guarantor Collateral (except for an Asset Disposition, Asset Swap or release of Lien permitted by this Agreement or any other Loan Document) or subordinate any security interest of the Agent therein; or (e) amend, modify or waive, directly or indirectly, any of the provisions of Section 2.1(h), 2.2(h), 2.3(h), the second sentence of Section 2.4(b), 2.4(e) or 2.13; or (f) amend, modify or waive any provision of this Agreement requiring the consent or approval of all Lenders, in each case set forth in clauses (i)(b) through (i)(f) above without the written consent of all the Lenders; or (ii) amend, modify or waive any provision of Section 4.3 with respect to the making of a Revolving Loan, or reduce the percentage specified in, or otherwise modify the definition of, Majority Revolving Loan Lenders, without the written consent of the Majority Revolving Loan Lenders; or (iii) amend, modify or waive any provision of Section 4.2 or 4.3 with respect to the making of an Incremental Loan, or reduce the percentage specified in, or otherwise modify the definition of, Majority Incremental Loan Lenders, without the written consent of the Majority Incremental Loan Lenders; or (iv) amend, modify or waive any provision of Section 4.3 with respect to the making of the Multiple-Draw Term Loans, or reduce the percentage specified in, or otherwise modify the definition of, Majority Multiple-Draw Term Lenders, without the written consent of the Majority Multiple-Draw Term Lenders; or (v) amend, modify or waive any provision of (1) Section 4.3 with respect to the making of the Term B Loans or (2) Section 2.7(f)(ii) in a manner which would adversely affect any Term B Lender or (3) reduce the percentage specified in, or otherwise modify the definition of, Majority Term B Lenders, without the written consent of the Majority Term B Lenders; or (vi) amend, modify or waive any provision of Section 8 without the written consent of the then Agent, or any provision affecting the rights and duties of the Agent as the issuer of Letters of Credit without the consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Obligors, the Lenders, the Agent and all assignees thereof, including all future holders of the Notes. In the case of any waiver, the Borrower, the other Obligors, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

9.2 Notices. All notices, requests and demands or other communications to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or 3 days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, or, in the case of telecopy notice, when received, in each case addressed as follows in the case of the Borrower and the Agent, and as set forth in the administrative questionnaire delivered by a Lender to the Agent in connection herewith, or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:

Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, California 90404
Attention: John F. DeLorenzo
Telecopy: (310) 447-3899

With a copy to:
Michael G. Rowles, Esq.
General Counsel
Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, California 90404
Telecopy: (310) 453-9919

The Agent:	Union Bank of California, N.A, as Agent
445 South Figueroa Street
Los Angeles, California 90071
Attention: Lena M. Bryant
Telecopy: (213) 236-5747

provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to Section 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 or 2.7 shall not be effective until received.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent and the Syndication Agent for all its reasonable costs and out-of-pocket expenses (including travel and other expenses incurred by it or its agents in connection with performing due diligence with regard hereto) incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including those contemplated to occur on the Closing Date), including, without limitation, syndication efforts and the costs and expenses associated with obtaining a rating from Standard & Poor’s Ratings Group and Moody’s Investors Services, Inc., in connection with this Agreement and the reasonable fees and disbursements of counsel to the Agent and the Syndication Agent (including special counsel with regard to FCC matters, special counsel with regard to Collateral or Guarantor Collateral located outside of California and the allocated costs of internal counsel to the Agent and the

Syndication Agent), which counsel fees shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed, (b) after the occurrence and during the continuance of a Default, to pay or reimburse the Agent and each Lender for all its reasonable costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceeding, including, without limitation, reasonable legal fees and disbursements of counsel to the Agent and each Lender (including the allocated costs of internal counsel to the Agent), (c) to pay, and indemnify and hold harmless each Lender, the Agent and the Syndication Agent from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents and (d) to pay, and indemnify and hold harmless each Lender, the Agent and the Syndication Agent from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including the allocated cost of internal counsel and the reasonable legal fees and disbursements of outside counsel to the Lenders, the Agent and the Syndication Agent), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes and the other Loan Documents, the Acquisitions or the use of the proceeds of the Loans or the Letters of Credit and any such other documents (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to the Agent, the Syndication Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or such Lender or their agents or attorneys-in-fact. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder. The Agent, the Syndication Agent and the Lenders agree to provide reasonable details and supporting information concerning any costs and expenses required to be paid by the Borrower pursuant to the terms hereof.

9.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, and their respective successors and assigns, including all future holders of the Notes, except that the Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking, finance or investment business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Letter of Credit participated in by such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided that the holder of any such participation, other than an Affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting the extension of the maturity of any portion of the principal amount of a Loan or Commitment, the expiration of a Letter of Credit or any portion of interest or fees related thereto allocated to such participation or a reduction of the principal amount or principal payment amount of or the rate of interest payable on the Loans or any fees related thereto or reduction of the amount to be reimbursed under any Letter of Credit, or a release of any Obligor or any substantial portion of the Collateral or the Guarantor Collateral or any increase in participation amounts. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note and the participant in any such Letter of Credit for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount constituting its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof as provided in Section 9.7. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 with respect to its participation in the Commitments and the Loans and the Letters of Credit outstanding from time to time; provided, that (i) no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred and (ii) such Lender shall retain the sole right to enforce this Agreement.

(c) Any Lender may, in the ordinary course of its commercial banking, finance or investment business and in accordance with applicable law, at any time sell to any of its Affiliates or to any Lender, any Affiliate thereof or to one or more additional lenders or entities, which additional lenders or entities shall be, with respect to any assignment of all or a portion of such Lender’s Revolving Loan Commitment or (prior to the Multiple-Draw Term Commitment Expiration Date) Multiple-Draw Term Commitment, subject to the consent of the Borrower, such consent not to be unreasonably withheld or delayed and not to be required if an Event of Default has occurred and is continuing (“Purchasing Lenders”) and the Agent (the Agent’s consent not to be unreasonably withheld or delayed) all or any part of its rights and obligations under this Agreement, any Notes and the other Loan Documents pursuant to an Assignment and Acceptance substantially in the form of Exhibit B, executed by such Purchasing Lender and such transferor Lender and delivered to the Agent for its acceptance and recording in the Register, provided, that any such sale (other than a sale to an Approved Fund, a Lender or an Affiliate of a Lender, or of all of the selling Lender’s interest, or as otherwise consented to by the Agent) must result in the Purchasing Lender having at least (i) in the case of Revolving Commitments, $2,500,000 and (ii) in the case of Term Loans or Incremental

Loans, $1,000,000 in aggregate amount of obligations under this Agreement, any Notes and the other Loan Documents. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Assignment and Acceptance, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent of such assigned portion and as provided in such Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement, any Notes and the other Loan Documents. On or prior to the transfer effective date determined pursuant to such Assignment and Acceptance, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for any surrendered Note or Notes a new Note or Notes to the order of such Purchasing Lender (if such Lender shall desire a Note or Notes) in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance, and if the transferor Lender has retained a Commitment hereunder, new Notes (if such Lender shall so desire) to the order of the transferor Lender in an amount equal to the Commitments retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Agent to the Borrower marked “canceled.”

(d) The Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, and, if applicable, the Letters of Credit participated in by, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans and the participant in the Letters of Credit, if applicable, recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Borrower if required hereby, and the Agent) together with payment to the Agent (except in the case of a Lender assigning to its Affiliate) of a registration and processing fee of $3,500 (provided that, in the event of concurrent assignments to two or more investment funds managed or advised by the same investment advisor, only one such fee shall be payable with respect to such assignments), the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register. For the avoidance of doubt, only the Agent may waive any such fee, and only in its sole discretion.

(f) The Borrower authorizes each Lender to disclose to any Participant, pledgee or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

(g) If, pursuant to this Section, any interest in this Agreement, any Letter of Credit or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender and the Agent (for the benefit of the transferor Lender, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans or the Letters of Credit, (ii) to furnish to the transferor Lender, the Agent and the Borrower either (A) U.S. Internal Revenue Service Form W-9, W-8BEN or W-8ECI or (B) a Tax Compliance Certificate, as applicable to it (in either case wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Lender, the Agent and the Borrower) to comply with Section 2.16(b).

(h) Any Lender may at any time pledge, or assign a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is an investment fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section 9.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.7 Adjustments; Set-Off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, its participations in Letters of Credit, or interest thereon, or fees, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, its participations in Letters of Credit, or interest thereon, or fees, such benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans, participations in Letters of Credit, or fees, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited

Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loan or its participations in Letters of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, exercisable upon the occurrence and during the continuance of an Event of Default and acceleration of the Obligations pursuant to Section 7, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against any such Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof or bank controlling such Lender to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

9.12 Consent to Jurisdiction; Waiver of Jury Trial

(a) Each party hereto hereby irrevocably and unconditionally

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of California, the courts of the United States of America for the Central District of California, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address set forth in Section 9.2;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any punitive damages.

(b) THE LOAN PARTIES, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

9.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Notes and the other Loan Documents;

(b) neither the Agent nor any Lender has any fiduciary relationship to the Borrower solely by virtue of any of the Loan Documents, and the relationship pursuant to the Loan Documents between the Agent and the Lenders, on one hand, and the Borrower on the other hand, is solely that of creditor and debtor; and

(c) no joint venture exists among the Lenders or among the Borrower, on one hand and the Lenders, on the other hand.

9.14 Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.15 Copies of Certificates, Etc. Whenever the Borrower is required to deliver notices, certificates, opinions, statements or other information hereunder to the Agent for delivery to any Lender (including under Article 4), it shall do so in such number of copies as the Agent shall reasonably specify, and the Agent shall promptly forward a copy thereof to each Lender.

9.16 Publicity. The Agent shall have the right to review and approve, in advance, any public announcements (in any form) and any filings describing or quoting from the credit arrangements reflected in this Agreement and the other Loan Documents, provided, however, that the Borrower (i) shall be permitted to file copies of any Loan Document with the FCC or any other governmental agency as required by law, (ii) shall be permitted to make such filings and disclosures as may be required by the SEC and/or the New York Stock Exchange and (iii) shall also be permitted to disclose information concerning the Loan Documents if the Borrower’s attorneys reasonably believe that such disclosure is required by law.

9.17 Confidentiality. The Lenders shall take normal and reasonable precautions to maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrower, but may, in any event, make disclosures (i) reasonably required by any bona fide transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Commitments or Loans or participations therein or participations in Letters of Credit (provided that (a) such transferee, assignee or participant agrees to comply with the provisions of this Section 9.18 unless specifically prohibited by applicable law or court order and (b) in no event shall any Lender be obligated or required to return any materials furnished by the Borrower or any Subsidiary), (ii) as required or requested by any governmental agency or representative thereof (including, without limitation, the National Association of Insurance Commissioners) or as required pursuant to legal process, (iii) to its attorneys, employees, directors, agents, professional advisors and accountants, (iv) as required by law, (v) in connection with litigation involving any Lender or (vi) as required in the enforcement or for the protection of the rights and remedies of the Agent or any Lender under this Agreement.

9.18 Release of Collateral and Guarantees. (a) The Agent and the Lenders agree that if all of the capital stock of or other equity interests in, or any assets of, any Subsidiary is sold to any Person as permitted by the terms of this Agreement, or if any Subsidiary is merged or consolidated with or into any other Person as permitted by the terms of this Agreement and such Subsidiary is not the continuing or surviving corporation, the Agent shall, upon request of the Borrower (and upon the receipt by the Agent of such evidence as the Agent or any Lender may reasonably request to establish that such sale, designation, merger or consolidation is permitted by the terms of this Agreement), terminate such Subsidiary’s obligations under the Guarantee, and authorize the Agent to release the Lien created by the Collateral Documents or the Guarantor Collateral Documents on any capital stock of or other equity interests in such Subsidiary and on any assets of such Subsidiary.

(b) Upon satisfaction of each of the conditions set forth in Section 4.1 and the occurrence of the Closing Date, the Agent will, at the request of the Borrower and at its expense, release the CFN Pledge Agreement (as defined in the Existing Credit Agreement), provided that no such release shall in anyway restrict or limit the Agent’s ability to require the re-pledging of such collateral at any time to the extent required by Section 5.11(b).

9.19 Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender upon reasonable request.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Los Angeles, California by their proper and duly authorized officers as of the day and year first above written.

BORROWER

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ WALTER F. ULLOA
Name:	Walter F. Ulloa
Title:	Chairman and Chief Executive Officer

AGENT

UNION BANK OF CALIFORNIA, N.A., as Agent

By:	/s/ LENA BRYANT
Name:	Lena Bryant
Title:	Senior Vice President

LENDERS

UNION BANK OF CALIFORNIA, N.A.,
as a Lender

By:	/s/ LENA BRYANT
Name:	Lena Bryant
Title:	Senior Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

By:	/s/ ROBERT WAGNER
Name:	ROBERT WAGNER
Title:	Authorized Signatory

THE BANK OF NEW YORK, as a Lender

By:	/s/ ALBERT M. SCHENCK
Name:	Albert M. Schenck
Title:	Assistant Vice President

BANK OF SCOTLAND, as a Lender

By:	/s/ KAREN WORKMAN
Name:	Karen Workman
Title:	Assistant Vice President

CIT LENDING SERVICES CORPORATION, as a Lender

By:	/s/ MICHAEL V. MONAHAN
Name:	Michael V. Monahan
Title:	Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEEN BANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH, as a Lender

By:	/s/ KIMBERLY MILLER
Name:	Kimberly Miller
Title:	Vice President

By:	/s/ BRETT DELFINO
Name:	Brett Delfino
Title:	Executive Director

Franklin Floating Rate Daily Access, as a Lender

By:	/s/ RICHARD HSU
Name:	Richard Hsu
Title:	Asst. Vice President

Franklin Floating Rate Master Series, as a Lender

By:	/s/ RICHARD HSU
Name:	Richard Hsu
Title:	Asst. Vice President

Franklin Floating Rate Trust, as a Lender

By:	/s/ RICHARD HSU
Name:	Richard Hsu
Title:	Asst. Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ ROBERT M. KADLICK
Name:	Robert Kadlick
Title:	Duly Authorized Signatory

Harris Nesbitt Financing, Inc., as a Lender

By:	/s/ JULIET BARNES
Name:	Juliet Barnes
Title:	Vice President

Master Senior Floating Rate Trust, as a Lender

By:	/s/ JOSEPH MATTEO
Name:	Joseph Matteo
Title:	Authorized Signatory

NATIONAL CITY BANK, as a Lender

By:	/s/ DAVID DENLINGER
Name:	David Denlinger
Title:	Vice President

The Royal Bank of Scotland plc, as a Lender

By:	/s/ DAVID A. LUCAS
Name:	David A. Lucas
Title:	Senior Vice President

SunTrust Bank, as a Lender

By:	/s/ KIP HURD
Name:	Kip Hurd
Title:	Vice President

U.S. Bank National Association, as a Lender

By:	/s/ TOM GUNDER
Name:	Tom Gunder
Title:	Senior Vice President

VAN KAMPEN SENIOR INCOME TRUST, as a Lender

By:	Van Kampen Investment Advisory Corp.
as a Lender

By:	/s/ BRIAN BUSCHER
Name:	BRIAN BUSCHER
Title:	MANAGER

VAN KAMPEN SENIOR LOAN FUND

By:	Van Kampen Investment Advisory Corp.
as a Lender

By:	/s/ BRIAN BUSCHER
Name:	BRIAN BUSCHER
Title:	MANAGER

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ RUSS LYONS
Name:	Russ Lyons
Title:	Director

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